UNIT PURCHASE AGREEMENT

by and among

STEVEN R. BOOHER,

STEVEN R. BOOHER, as TRUSTEE of the STEVEN R. BOOHER DECLARATION OF TRUST DATED MAY 25, 2011

and

LIONBRIDGE TECHNOLOGIES, INC.

Dated June 1, 2012TABLE OF CONTENTS

TABLE OF EXHIBITS

EXHIBIT A EXHIBIT B EXHIBIT C EXHIBIT D-1 EXHIBIT D-2 EXHIBIT E-1 EXHIBIT E-2 EXHIBIT F EXHIBIT G EXHIBIT H EXHIBIT I EXHIBIT J	Defined Terms
Form of Note
Form of Member Certificate
Form of Gary Vandenbark Employment Agreement
Form of Seller Employment Agreement
Form of Business Protection Agreement – Other Employees
Form of Business Protection Agreement – Booher and Vandenbark
Form of Noncompetition Agreement
Form of Lease
Form of Secretary’s Certificate
Form of Certification of Trust
Form of Mutual Release and Waiver

UNIT PURCHASE AGREEMENT

THIS UNIT PURCHASE AGREEMENT (the “Agreement”) is made this 1st day of June, 2012, by and among Lionbridge Technologies, Inc., a Delaware corporation (“Buyer”), Steven R. Booher in his capacity as the Trustee of that certain Steven R. Booher Declaration of Trust dated May 25, 2011 (“Seller”) and Steven R. Booher, a resident of the State of Indiana, in his individual capacity (“Booher” and, collectively with Seller, the “Seller Parties” and each, a “Seller Party”).

W I T N E S S E T H:

WHEREAS, Seller owns one hundred percent (100%) of the issued and outstanding units of membership interest (each a “Unit” and collectively the “Units”) of Productive Resources, LLC, an Indiana limited liability company (the “Company”);

WHEREAS, the Company owns and operates technical drafting, document preparation, mechanical engineering, product design and prototyping, and related businesses (collectively, the “Business”); and

WHEREAS, Seller desires to sell the Units to Buyer, and Buyer desires to purchase the Units from Seller.

NOW, THEREFORE, in consideration of the foregoing premises and of their respective undertakings, and in consideration of the representations, warranties and covenants herein contained, the parties hereby agree as follows:

1. Definitions. All capitalized terms used but not defined in this Agreement will have the meanings assigned to them in Exhibit A.

2. Sale of Units. On the terms and subject to the conditions specified in this Agreement, Seller agrees to sell the Units to Buyer, and Buyer agrees to acquire the Units from Seller, free and clear of any Encumbrances.

3. Purchase Price.

(a) Calculation and Payment. Subject to adjustment as provided in this Section 3, Section 4, and elsewhere in this Agreement, the purchase price for the Units shall be Twelve Million and No/100 Dollars ($12,000,000.00) (the “Purchase Price”), which shall be payable upon or after Closing as follows:

(i) Subject to adjustment as provided in Section 3(b) and Section 3(c), Ten Million and No/100 Dollars ($10,000,000.00) (the “Closing Payment”) shall be paid to Seller at Closing.

(ii) Two Million and No/100 Dollars ($2,000,000.00) shall be paid to Seller at Closing by delivery of a Promissory Note (the “Note”) made payable by Buyer to Seller in such principal amount and in substantially the same form as that attached hereto as Exhibit B. Buyer’s payment and performance of and under the Note shall be unsecured.

(b) Net Working Capital and Debt Adjustment. The Purchase Price shall be adjusted by the difference as of the Effective Time of (i) Net Working Capital, minus (ii) Expected Working Capital, minus (iii) Company Debt.  If such difference is a negative number, the Purchase Price shall be reduced by that amount.  If such difference is a positive number, the Purchase Price shall be increased by that amount.  (Such difference is referred to herein as the “Adjustment Amount”.) The Adjustment Amount and the corresponding adjustment to the Purchase Price shall be determined in accordance with this Section 3.

(c) Preliminary Adjustment. At least five (5) days before the Closing, Seller shall deliver to Buyer a balance sheet for the Company calculated without giving effect to the Transactions showing Seller’s reasonable and good faith estimate of the Company’s assets, liabilities and owner’s equity as of the Closing Date (the “Preliminary Closing Date Balance Sheet”). Seller will prepare the Preliminary Closing Date Balance Sheet in accordance with GAAP applied on a basis consistent with the preparation of the Company’s Financial Statements and the procedures and methodologies set forth in Schedule 3(c) to this Agreement. Using the amounts reflected on the Preliminary Closing Date Balance Sheet, Seller will prepare and deliver therewith to Buyer a reasonably detailed report and calculation of the Preliminary Adjustment Amount, and the Closing Payment shall be adjusted upward or downward in an amount equal to the positive or negative Preliminary Adjustment Amount. Buyer shall be permitted to participate in the preparation of the Preliminary Closing Date Balance Sheet and the Preliminary Adjustment Amount as requested, and Seller shall make the work papers and back-up materials used in such calculations available to Buyer as requested. For purposes of determining Net Working Capital and the Adjustment Amount, the Tail Payment shall be excluded from the current liabilities of the Company.

(d) Post-Closing Purchase Price Adjustment; Dispute Resolution.

(i) Within one hundred eighty (180) days after the Closing, Buyer shall prepare and deliver to Seller a balance sheet for the Company as of the Closing Date calculated without giving effect to the Transaction (the “Revised Closing Date Balance Sheet”), showing the differences with the Preliminary Closing Date Balance Sheet that impact the determination of Net Working Capital or Company Debt (if any). Buyer will prepare the Revised Closing Date Balance Sheet in accordance with GAAP applied on a basis consistent with the preparation of the Company Financial Statements and the procedures and methodologies set forth in Schedule 3(c) to this Agreement. All accounts receivable reflected on the Preliminary Closing Date Balance Sheet but not collected on or before the 180th day after the Closing may be removed from the balance sheet by Buyer and not counted toward Net Working Capital (all such removed accounts receivable, “Outstanding A/R”). Using the amounts reflected in the Revised Closing Date Balance Sheet, Buyer will prepare and deliver therewith to Seller a reasonably detailed report and calculation of the Revised Adjustment Amount.

(ii) Seller and Buyer shall have thirty (30) days after Buyer’s delivery of the Revised Closing Date Balance Sheet to review the calculation of the Revised Adjustment Amount, and Buyer and Seller will in good faith seek to reach agreement on the Final Adjustment Amount.  Buyer and the Company shall make available to Seller the work papers and back-up materials used to determine the Revised Closing Balance Sheet and Revised Adjustment Amount and shall give Seller reasonable access to the Company’s financial records and to relevant Company personnel. If agreement is reached on or before the end of this thirty (30) day period, then upon reaching such agreement, Seller shall pay to Buyer or Buyer shall pay to Seller, as the case may be, an amount equal to the difference between the Purchase Price adjustment made at Closing pursuant to Section 3(c) and the Purchase Price adjustment that results from the agreed Final Adjustment Amount, if any.  Except as otherwise provided in Section 4(g), any such payment shall be made as provided in Section 3(d)(vi). If agreement is not reached within such thirty (30) day period, then the dispute resolution mechanisms specified below shall apply.

(iii) If Seller and Buyer do not reach an agreement on a Closing Date balance sheet, Net Working Capital, Company Debt, Final Adjustment Amount and any attendant Purchase Price adjustment before the end of the thirty (30) day period described in Section 3(d)(ii), or do not reach agreement on the Net WIP Adjustment before the end of the thirty (30) day period described in Section 4(g) and any attendant Purchase Price adjustments, then the Arbitrating Firm shall resolve the disputed items.  Buyer and Seller each shall inform the Arbitrating Firm in writing of its positions concerning the Closing Date balance sheet, Net Working Capital, Company Debt, the Final Adjustment Amount and the Net WIP Adjustment, as applicable, and any attendant Purchase Price adjustment, and each shall make readily available to the Arbitrating Firm any books and records and work papers relevant to the preparation of the Arbitrating Firm’s computation thereof.  The Arbitrating Firm shall be instructed to complete its analysis within thirty (30) days from the date of its engagement and upon completion to inform the parties in writing of its own determination of the Final Adjustment Amount and/or Net WIP Adjustment, as applicable, any attendant Purchase Price adjustment, and the basis for its determination. The Arbitrating Firm shall so determine whether Buyer’s or Seller’s written position on the aggregate, net Purchase Price adjustment resulting from the amounts in dispute and presented to the Arbitrating Firm (the “Net Arbitrated Purchase Price Adjustment”) is closer to its own determination, and whether its own determination of the Net Arbitrated Purchase Price Adjustment is within a range that (i) equals twenty-five percent (25%) of the absolute difference between the written position of Buyer and Seller as to the Net Arbitrated Purchase Price Adjustment, and (ii) has a midpoint equal to the mean of such written positions of Buyer and Seller (the “Mid-Range”).  Any determination by the Arbitrating Firm in accordance with this Section 3(d)(iii) shall be final and binding on the parties.  Within five (5) days after the Arbitrating Firm delivers to the parties its written determination of the Net Arbitrated Purchase Price Adjustment, Seller shall pay to Buyer, or Buyer shall pay to Seller, as the case may be, an amount equal to the difference between (A) the Net Purchase Price adjustment(s) made at Closing pursuant to Section 3(c) and, if applicable, already paid pursuant to Section 3(d)(ii) and/or Section4(g), and (B) the Purchase Price adjustment resulting from combination of prior, paid Purchase Price Adjustments and the Net Arbitrated Purchase Price Adjustment, if any. Any such payment shall be made as provided in Section 3(d)(vi).

(iv) If the Arbitrating Firm determines that the written position of Buyer concerning the Net Arbitrated Purchase Price Adjustment is closer to its own determination, Seller shall pay the fees and disbursements of the Arbitrating Firm in connection with its analysis. If the Arbitrating Firm determines that the written position of Seller concerning the Net Arbitrated Purchase Price Adjustment is closer to its own determination, Buyer shall pay the fees and disbursements of the Arbitrating Firm in connection with its analysis. However, if the Arbitrating Firm’s determination of the Net Arbitrated Purchase Price Adjustment is within the Mid-Range, Seller and Buyer each shall pay one-half (1/2) of the fees and disbursements of the Arbitrating Firm in connection with its analysis.

(v) Concurrently with the payment of any amount required to be paid under Section 3(d)(ii) or Section 3(d)(iii) in connection with the Net Working Capital and Final Adjustment Amount (only), the payor shall pay the payee simple interest on such amount for the period from the Closing Date until the date paid at a rate per annum equal to the prime rate in effect on the Closing Date (as published in the “Money Rates” column of the Eastern Edition of The Wall Street Journal), plus three percent (3.0%).

(vi) Any payments (including interest) required to be paid by Seller under this Section 3(d) shall be deducted from the principal amount of the Note, or if such payment amounts exceed the principal balance of the Note (as and if previously adjusted), then after reduction of the principal balance of the Note any amount remaining and required to be paid by Seller shall be paid by wire transfer in immediately available funds to an account specified by Buyer in writing for such purpose.  Any payments (including interest) required to be paid by Buyer under this Section 3(d) shall be paid by wire transfer in immediately available funds to an account specified by Seller in writing for such purpose.

4. Work In Process Adjustment. The Purchase Price shall be decreased on a dollar for dollar basis by any negative Net WIP Adjustment, determined in accordance with this Section 4.

(a) Within five (5) Business Days of Closing, Seller and Booher shall deliver to Buyer a schedule (the “Closing Date WIP Schedule”) of the work-in-process of the Company (“WIP”) as of the Closing Date, including the specific jobs that are in process on the Closing Date, and after all invoices for May, 2012 and prior months have been processed and billed in accordance with past Company practice. The aggregate amount of WIP set forth in the Closing Date WIP Schedule shall be referred to as the “Pre-Closing WIP”. Seller and Booher jointly and severally warrant to Buyer that the Closing Date WIP Schedule will accurately, completely and correctly reflect the WIP of the Company as of the Closing Date, will have been prepared from the books and records of the Company and the Business, and will have been prepared in accordance with GAAP and in accordance with the Company’s past accounting practices.

(b) During the six (6) month period following the Closing (the “WIP Determination Period”) the Company shall track any additional amounts charged to each of the jobs set forth in the Closing Date WIP Schedule as well as all write-ups and write-downs made to each such job during that period.

(c) During the WIP Determination Period, the Company will continue to manage jobs in accordance with past Company practice, and without limiting the generality of the foregoing, the Company shall not apply costs to jobs that were not historically applied to jobs, will not allocate overhead or indirect costs to jobs (except to the extent consistent with past practice), will not assign additional personnel to jobs and will not otherwise take any action the effect of which is to increase the amount of write-downs applied to Pre-Closing WIP, except with respect to each of the foregoing items in this sentence, to the extent reasonably necessary to complete and deliver project/job deliverables completely and in compliance with applicable deadlines and specifications, to ensure adequate staffing levels (including without limitation staff replacements or substitutions as reasonably required, whether due to attrition, under-performance, or otherwise), or as otherwise reasonably necessary to meet customer or project requirements. Policies and procedures used in the determination of WIP during the WIP Determination Period shall conform in all material respects to the policies and procedures used in the determination of WIP in effect on the Closing Date. Without limiting the generality of the foregoing:

(i) All WIP will be recognized as revenue in general ledger account 4210 (Unbilled Professional Fees) as soon as time entry occurs. Once an invoice is finalized, the amount invoiced will be recorded in general ledger account 4110 (Professional Fees Billed), and related amounts in general ledger account 4210 will be reclassified to general ledger account 4110 at that time.

(ii) WIP for fixed/unit price work will be recorded at an established hourly rate applied to time incurred. The hourly billing rate will be based on a historical average of total billings divided by total hours for fixed/unit price work. WIP will be “reconciled” when the work is invoiced and either a write-up or write-down will be recognized if the amount invoiced differs from the amount reported for the job in general ledger account 4110. A write-down also will occur if additional time is incurred on a particular job after it has been invoiced.

(d) All such adjustments shall be allocated to the Pre-Closing WIP in proportion to the value of the job as of the Closing Date compared to the value of the job at the time it is invoiced (whether or not a job is completed as of the adjustment date). For example, if the Pre-Closing WIP for a particular job were $500,000 and the job was billed for $750,000, then 66.67% of any write-downs or write-ups with respect to that job would be allocated to that job’s Pre-Closing WIP.

(e) Any change orders or other material modifications of a job arising after the Closing Date shall be treated as a new or “Phase 2” project for purposes of WIP calculation, and costs incurred with respect thereto shall not affect Pre-Closing WIP.

(f) During the WIP Determination Period, Buyer shall permit Seller reasonable access to all information relevant to the determination of all adjustments to Pre-Closing WIP and to Company personnel involved in or knowledgeable about such adjustments.

(g) Within ten (10) days following the end of the WIP Determination Period, Buyer shall prepare and deliver to Seller Buyer’s determination of the sum of all positive and negative adjustments to Pre-Closing WIP during the WIP Determination Period (the “Net WIP Adjustment”). If the Net WIP Adjustment is a negative number, Buyer and Seller will have twenty (20) days after Buyer’s delivery of the Net WIP Adjustment to review Buyer’s calculation of the Net WIP Adjustment, and Buyer and Seller will in good faith seek to reach agreement on the final Net WIP Adjustment. If agreement is reached on before the end of this twenty (20) day period, then upon reaching such agreement, Seller shall pay to Buyer an amount equal to the Net WIP Adjustment, which amount shall be paid as provided in Section 3(d)(v); provided, however, that any agreed amount payable pursuant to this Section 4(g) shall be combined with any agreed amount payable pursuant to Section 3(d)(ii), and the net agreed amount payable (if any) shall be paid as provided in Section 3(d)(vi). If Buyer and Seller cannot agree on the final Net WIP Adjustment within this twenty (20) day period, then such dispute shall be resolved using the procedures set forth in Section 3(d)(iii), Section 3(d)(iv) and Section 3(d)(vi).

5. [Intentionally Omitted.]

6. Representations and Warranties of the Seller Parties. Seller and Booher, jointly and severally, represent and warrant to Buyer that the following statements are true, correct and complete statements of law and fact and will be true, correct and complete statements of law and fact at the Effective Time as though then made:

(a) Title to Units. Seller owns one hundred (100) Units, beneficially and of record, free of any Encumbrances other than those arising under applicable securities Law. The Units owned by Seller are all of the issued and outstanding Units of the Company. At the Closing, Seller will transfer to Buyer good and valid title to the Units, free of any Encumbrances.

(b) Organization; Authorization and Enforceability.

(i) Seller is a trust duly formed and validly existing under the laws of the State of Indiana. Seller has not been terminated, has not been revoked and is not supervised by any court. Booher is the duly appointed and acting trustee for Seller, and there are no other currently acting trustees of Seller. Booher has the requisite authority under the documents governing Seller (each, a “Trust Instrument”) to act on behalf of Seller, and Booher is authorized by the applicable Trust Instrument to execute and deliver Seller’s Documents on behalf of Seller, and to consummate the Transactions and to perform the obligations contemplated thereby. No other proceedings on the part of Seller are necessary to authorize the execution and delivery of Seller’s Documents or consummate the Transactions. No beneficiary of Seller has notified Booher of any objection to the action or authority of Booher to execute and deliver this Agreement on behalf of Seller or to consummate the Transactions, and there is no Litigation pending in any court having jurisdiction over Booher, as trustee of Seller, or the estate of Seller challenging the authority of Booher to execute and deliver this Agreement on behalf of Seller, or consummate the Transactions.

(ii) Seller has all requisite trust power and authority necessary for the execution, delivery and performance of this Agreement and the Ancillary Agreements to which Seller is or will become a party (collectively, including this Agreement, “Seller’s Documents”), and to consummate the Transactions. This Agreement constitutes a valid and binding obligation of Seller enforceable in accordance with its terms, subject to the Remedies Exception. Each Ancillary Agreement to which Seller is or will become a party, when executed and delivered by Seller and the counter-parties to the Ancillary Agreement, will constitute a valid and binding obligation of Seller enforceable in accordance with its terms, subject to the Remedies Exception.

(iii) Booher has the full right, authority, and power necessary for the execution, delivery and performance by Booher of this Agreement and the Ancillary Agreements to which Booher is or will become a party (collectively, including this Agreement, “Booher’s Documents”), and to consummate the Transactions. This Agreement constitutes a valid and binding obligation of Booher enforceable in accordance with its terms, subject to the Remedies Exception. Each Ancillary Agreement to which Booher is or will become a party, when executed and delivered by Booher and the counter-parties to the Ancillary Agreement, will constitute a valid and binding obligation of Booher enforceable in accordance with its terms, subject to the Remedies Exception.

(c) No Contravention.

(i) The execution, delivery and performance by Seller of each Seller’s Document, and compliance herewith and therewith, will not result in the creation of any Encumbrance on the Units or any of Seller’s or the Company’s properties or assets; nor will such execution, delivery and performance result in any violation of or conflict with, contravene, or result in any breach of any of the terms of, or constitute a default under, or constitute an event which with or without notice, or with the passage of time, or any combination thereof, would constitute a default under, (A) any provision of Law, any Governmental Order or any Governmental Authorization to which Seller or the Company is subject, (B) the Company’s Organizational Documents, or (C) any Contract or other restriction to which Seller or the Company is a party or by which Seller or the Company is bound.

(ii) The execution, delivery and performance by Booher of each Booher’s Document, and compliance herewith and therewith, will not result in the creation of any Encumbrance on the Units or any of Booher’s, Seller’s or the Company’s properties or assets; nor will such execution, delivery and performance result in any violation of or conflict with, contravene, or result in any breach of any of the terms of, or constitute a default under, or constitute an event which with or without notice, or with the passage of time, or any combination thereof, would constitute a default under, (A) any provision of Law, any Governmental Order or any Governmental Authorization to which Booher, Seller or the Company is subject, (B) the Company’s Organizational Documents, or (C) any Contract or other restriction to which Booher, Seller or the Company is a party or by which Booher, Seller or the Company is bound.

(d) Organization and Standing. The Company is a limited liability company duly organized and validly existing under the Laws of the State of Indiana. The Company is duly qualified to do business as a foreign limited liability company in each jurisdiction in which the failure to so qualify would have a Material Adverse Effect on the Company. Schedule 6(d) lists each jurisdiction in which the Company is so qualified. The Company is in material compliance with all provisions of its Organizational Documents.

(e) Ownership; No Subsidiaries. Other than the Units currently outstanding and owned by Seller, there are no outstanding securities or rights to acquire, or agreements or commitments respecting the acquisition of, securities of the Company. The Units are duly authorized, validly issued, fully paid and nonassessable, free of preemptive rights or any other third-party rights and in certificated form, and have been offered, sold and issued by the Company in compliance with applicable Laws, Contracts applicable to the Company and the Company’s Organizational Documents and in compliance with any preemptive rights, rights of first refusal or similar rights. The rights and privileges of the Units are set forth in the Company’s Organizational Documents. Other than this Agreement, there is no option, warrant, call, subscription, convertible security, right (including preemptive right) or Contract of any character to which the Company or Seller is a party or by which either of them is bound obligating the Company or Seller to issue, exchange, transfer, sell, repurchase, redeem or otherwise acquire any equity securities of the Company or obligating the Company to grant, extend, accelerate the vesting of or enter into any such option, warrant, call, subscription, convertible security, right or Contract. There are no outstanding or authorized unit appreciation, phantom unit or similar rights with respect to the Company. Except as and if contemplated by this Agreement, there are no registration rights agreements, no voting trust, proxy or other similar Contract and no restrictions on transfer with respect to any equity securities of the Company (other than applicable state and federal securities Laws). The Company owns no direct or indirect ownership interest in any other Person.

(f) Required Consents. Except as otherwise specified on Schedule 6(f), no Consent of any party to any Contract to which Seller, Booher or the Company is a party or by which any assets of Seller, Booher or the Company are bound, any other third party or any Governmental Authorization is required in connection with the execution of this Agreement or any Ancillary Agreement or the consummation of the Transactions.

(g) Company Contracts.

(i) Schedule 6(g)(i) contains a true and complete list of all of the following Contracts to which the Company is a party or by which the Company or its assets or property is bound (“Company Contracts”):

(A) Any Contract (or group of related Contracts) involving payment or other consideration provided or to be provided to or by the Company in excess of Twenty-Five Thousand and No/100 Dollars ($25,000.00);

(B) Any Contract (or group of related Contracts) for the lease of personal property to or from any Person providing for lease payments in excess of Twenty-Five Thousand and No/100 Dollars ($25,000.00) per annum singly or One Hundred Thousand and No/100 Dollars ($100,000.00) in the aggregate;

(C) Any Contract (or group of related Contracts) regarding any joint venture, strategic alliance, exclusive dealing, noncompetition or similar arrangement;

(D) Any Contract (or group of related Contracts) with a term in excess of one (1) year providing for payment or other consideration provided or to be provided to or by the Company in excess of Twenty-Five Thousand and No/100 Dollars ($25,000.00) per annum singly or One Hundred Thousand and No/100 Dollars ($100,000.00) in the aggregate;

(E) Any Contract (or group of related Contracts) under which the Company has created, incurred, assumed or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation, in excess of Ten Thousand and No/100 Dollars ($10,000.00);

(F) Any Contract between the Company and a Seller Party or any Affiliate of a Seller Party;

(G) Any written Contract with any employee or independent contractor of the Company providing for payment or other consideration in excess of Twenty-Five Thousand and No/100 Dollars ($25,000.00), or providing for the payment of any bonus or contingent consideration or any severance or other payment or consideration upon termination or expiration; and

(H) Any Contract (or group of related Contracts) under which the consequences of a default or termination could have a Material Adverse Effect.

(ii) All information contained in Schedule 6(g)(i) is true, correct and complete. All Company Contracts have been entered into in the Ordinary Course of Business.

(iii) Each of the Company Contracts is legal, binding, enforceable and in full force and effect with respect to the Company and, to the Seller Parties’ Knowledge, with respect to each other party thereto, in either case subject to the Remedies Exception. True and complete copies of the Company Contracts, including all amendments, modifications and supplements thereto, have been delivered to Buyer.

(iv) The Company is not in default under any Company Contract, and there are no existing conditions or state of facts that with or without the passage of time, or with or without the giving of notice, or any combination thereof, would constitute any such default by the Company. To the Seller Parties’ Knowledge, no party to any of the Company Contracts other than the Company is in default thereunder, and there are no existing conditions or state of facts that with or without the passage of time, or with or without the giving of notice, or any combination thereof, would constitute any such default by any non-Company party to any Company Contract. Without limiting the generality of the foregoing, the Company has at all times complied with all material Company Contract representations, warranties or covenants (including representations, warranties or covenants contained within Company Contracts with Governmental Entities), and all Laws applicable to the Company Contracts, relating to discrimination; hiring, promotion and employee practices; diversity; affirmative action; equal employment opportunities; small or disadvantaged Person hiring, sales or procurement requirements; and similar or related covenants or Laws; and Schedule 6(g)(i) contains a true, accurate and complete list and description of all Company Contracts containing any such representations, warranties or covenants and the Company’s history of compliance therewith.

(v) The Company has no present expectation or intention of not fully performing any obligation pursuant to any Company Contract. There are no renegotiations of, attempts to renegotiate or outstanding rights to renegotiate any material terms of any Company Contract. To the Seller Parties’ Knowledge, the Company can perform each Company Contract consistent with its past practice and in accordance with the terms of such Company Contracts.

(h) Title. The Company has good and marketable title to all of the assets used or useful in the Business (including, without limitation, the right to enforce and receive the benefits under all Company Contracts), free and clear of any Encumbrances, other than Permitted Encumbrances. Upon consummation of the Transactions, the Company will retain good and valid title to all of its assets, free and clear of any Encumbrances, other than Permitted Encumbrances.

(i) Governmental Authorizations. The Company holds each material Governmental Authorization required to be obtained from any Governmental Entity for the lawful operation of the Business as presently conducted or proposed to be conducted. Schedule 6(i) contains a true, correct and complete list of all Governmental Authorizations held by, or required to be held by, the Company, along with copies of all such Governmental Authorizations and correspondence from Governmental Entities related thereto received by or sent by the Company during the three (3) years preceding the date of this Agreement. All such Governmental Authorizations are valid and in full force and effect. The Company and its Business is now and has at all times been conducted in accordance with the Laws underlying or applicable to the Governmental Authorizations. There has been no actual violation, breach or default under or related to any Governmental Authorization held by or required to be held by the Company, and to the Seller Parties’ Knowledge no such violation, breach or default has been alleged. No loss, non-renewal or expiration of, or any noncompliance with, any Governmental Authorization is pending or, to the Seller Parties’ Knowledge, threatened or alleged with respect to any Governmental Authorization (including as a result of consummation of the Transactions).

(j) Compliance with Laws.

(i) The operation of the Business, operation of the Company and Seller’s ownership of the Units is now and has at all times been in compliance with all applicable Laws. None of Seller, Booher or the Company is subject to or has committed any violation, breach or default under applicable Laws relating directly or indirectly to the Company, and to the Seller Parties’ Knowledge no such violation, breach or default is threatened or alleged.

(ii) The Company has not offered, authorized, promised, made or agreed to make gifts of money, other property or similar benefits to any actual or potential customer, supplier, employee or representative of any Governmental Entity, political party, political party official or candidate, official of a public international organization or any other Person in a position to assist or hinder the Company in connection with any actual or proposed transaction, other than payments required or permitted by the Laws of the applicable jurisdiction that are in compliance with the FCPA and the UK Bribery Act.

(iii) The Company does not now have, nor has it had in the past, any legal obligation to file any form, report, schedule, proxy statement or other document with the SEC, and the Company has not filed with the SEC any such form, report, schedule, proxy statement or other document.

(k) Labor Matters.

(i) The Company is not party to or bound by any collective bargaining agreement, nor has the Company experienced any strikes, grievances, claims of unfair labor practices, or other collective bargaining disputes, nor, to the Seller Parties’ Knowledge, has any such item or activity been threatened at any time. There is no organizational effort presently being made or, to the Seller Parties’ Knowledge, threatened by or on behalf of any labor union with respect to employees of the Company. For purposes of this Agreement, the term “employee” shall refer to any individual employed by the Company, whether directly or through any professional employer organization or similar agency, including without limitation Tilson HR.

(ii) The Company has complied with all Laws relating to employment and employment practices and those relating to the calculation of wages, including overtime, maximum hours of work, appropriate deductions from wages, equal employment opportunity (including Laws prohibiting discrimination and/or harassment or requiring accommodation on the basis of race, national origin, religion, gender, disability, age or otherwise), the FMLA and any applicable corollary Laws, affirmative action and other hiring practices, occupational safety and health, workers’ compensation, unemployment, the payment of social security and other Taxes, and unfair labor practices under the NLRA. The Company has no labor relations problem pending or, to the Seller Parties’ Knowledge, threatened and its labor relations are satisfactory. Except as set forth on Schedule 6(k)(ii), there are no workers’ compensation claims pending against the Company and, to the Seller Parties’ Knowledge, there are no facts that would give rise to such a claim. No employee of the Company is subject to any secrecy or noncompetition agreement or any other agreement or restriction of any kind that would impede in any way the ability of such employee to carry out fully all activities of such employee in furtherance of the Business as currently conducted or proposed to be conducted. All employees and independent contractors of the Company are now and at all times have been properly classified, and no person is now or at any time has been treated as an independent contractor or third party agency employee who should be, or should have been, treated as an employee under the Laws of the jurisdiction in which such individual performs, or performed, services.

(iii) Attached as Schedule 6(k)(iii) is a true, correct and complete list of all employees and independent contractors of the Company along with their compensation level (including compensation payable pursuant to bonus, deferred compensation arrangements, commission arrangements and other compensatory benefits), date of hire, title and position, and all accrued or contingent severance or termination rights, benefits or payments or similar obligations of the Company upon termination.

(iv) No employee of the Company holds a temporary work authorization, including H-1B, L-1, F-1 or J-1 visas or other work authorizations, and no employee of the Company is (A) a non-immigrant employee whose status would terminate or otherwise be affected by the Transactions, or (B) an alien who is authorized to work in the United States in non-immigrant status. For each employee of the Company hired after November 6, 1986, the Company has retained an Immigration and Naturalization Service Form I-9, completed in accordance with applicable Law.

(v) To the Seller Parties’ Knowledge, no executive employee of the Company and no group of employees of the Company has any plans to terminate his, her or their employment.

(vi) The employment of any terminated former employee of the Company has been terminated in accordance with any applicable contractual terms and applicable Law, and the Company has no liability under any Contract or applicable Law toward any such terminated employee. The sale of the Units or the consummation of the other Transactions contemplated by this Agreement will not cause the Company to incur or suffer any liability relating to, or obligation to pay, severance, termination or other payments to any Person.

(vii) The Company has not made any loans (except advances against accrued salaries or for business travel, lodging or other expenses in the Ordinary Course of Business) to any employee of the Company.

(viii) The Company has paid in full to all employees all wages, salaries, bonuses, vacation pay and commissions due and payable to such employees and has fully reserved on the Company Financial Statements all amounts for wages, salaries, bonuses, vacation pay and commissions due but not yet payable to such employees.

(ix) The Company has in its possession, and has made available to Buyer, a fully executed Contract with each current or former employee or independent contractor of the Company containing covenants regarding confidential information, trade secrets, ownership by the Company and assignment to the Company of Intellectual Property Rights, and non-solicitation of Company customers and employees. To the Seller Parties’ Knowledge, all such Contracts are enforceable by the Company in accordance with their terms and comply with applicable Law.

(l) Employee Benefit Plans.

(i) Schedule 6(l) contains a true, correct and complete list of all Plans currently maintained by the Company or maintained by the Company within the last five (5) years, and true, correct and complete copies of all such Plans, including all amendments thereto, have been provided to Buyer. Such Plans are hereinafter referred to individually as a “Company Plan” and collectively as the “Company Plans.”

(ii) The Company Plans comply and at all times have complied with applicable Law. Each Company Plan is and has been maintained, funded and administered in compliance with Law and all reports and information required with respect to each Company Plan have been timely filed or given. Each Company Plan has been operated in accordance with its terms. All contributions required to be made under the terms of any Company Plan have been timely made or have been clearly reflected on the latest Company Financial Statements.

(iii) No “prohibited transaction,” as defined in Section 406 of ERISA or Section 4975 of the Code, for which no statutory or administrative exemption exists, and no “reportable event,” as defined in Section 4043(c) of ERISA, for which a notice is required to be filed, has occurred with respect to any Company Plan. Neither the Company nor Seller has any liability to the Pension Benefit Guaranty Corporation (“PBGC”), to the IRS, to the Department of Labor (“DOL”), to the Employee Benefits Security Administration to an employee Company Plan beneficiary under Section 502 of ERISA, with respect to any Company Plan.

(iv) No “fiduciary,” as defined in Section 3(21) of ERISA, of a Company Plan has failed to comply with the requirements of Section 404 of ERISA.

(v) Each of the Company Plans which is intended to be qualified under Code Section 401(a) has been timely amended to comply with the applicable requirements of the Code and ERISA, as amended. In addition, each such Company Plan has been and is being operated in substantial conformance with the applicable provisions of ERISA and the Code, as amended. Except as set forth in the Schedule 6(l), the Company, sought and received favorable determination letters from the IRS within the applicable remedial amendment periods under Code Section 401(b), and has furnished to Buyer copies of the most recent IRS determination letters with respect to any such Company Plan that is an “employee pension benefit plan” under ERISA Section 3(2)(A).

(vi) Except as set forth in Schedule 6(l), no Company Plan has incurred an “accumulated funding deficiency,” as determined under Code Section 412 and ERISA Section 302.

(vii) Except as set forth in Schedule 6(l), no Company Plan subject to Title IV of ERISA has been terminated or incurred a partial termination (either voluntarily or involuntarily), in such a way as to cause material additional liability to the Company.

(viii) No claims against a Company Plan (other than normal benefit claims), have been asserted or threatened.

(ix) Except as set forth in Schedule 6(l), there is no contract, agreement, plan or arrangement covering any employee, director or former employee or director of the Company that, individually or collectively, could give rise to the payment of any amount that would not be deductible by reason of Section 280G or Section 162(a)(1) of the Code.

(x) To the Seller Parties’ Knowledge, no event has occurred that would cause the imposition of the Tax described in Code Section 4980B. To the Seller Parties’ Knowledge, all requirements of ERISA Section 601 have been met.

(xi) Except as set forth in Schedule 6(l), the Company does not have any present or future liability in respect of post-retirement health and medical benefits for former employees or directors of the Company (other than as required under Section 4980B).

(xii) Except as set forth in Schedule 6(l), there has been no amendment to, written interpretation or announcement (whether or not written) by the Company relating to, or change in employee participation or coverage under, any Company Plan administered by the Company which would increase materially the expense of maintaining such Company Plan above the level of the expense incurred in respect thereof for the fiscal year ended December 31, 2011.

(xiii) For purposes of this Section 6(l), references to the Company are deemed to include (i) all predecessors of the Company, (ii) all members of any controlled group (as determined under Code Section 414(b) or (c)) that includes the Company, and (iv) all members of any affiliated service group (as determined under Code Section 414(m) or (n)) that includes the Company.

(xiv) With respect to any Company Plan that is subject to Code Section 409A: (A) such plan and the amount of deferred compensation has been identified on the Schedule 6(l); (B) Schedule 6(l) identifies to what extent and in what years federal employment taxes (Social Security/Medicare) have been paid on any such nonqualified deferred compensation amounts, as required by Code Section 3121(v) and the underlying regulations; and (C) the Company has properly reported the nonqualified deferred compensation for applicable income and employment tax purposes.

(xv) Neither Buyer nor the Company will have any liability or obligation of any kind to any current or former employee, contractor, consultant, agent or other Person for, with respect to or arising out of any bonus, contingent or other incentive payment, consideration or recognition Plan (written or unwritten), custom or practice of the Company, including without limitation any Plan, custom or practice described on Schedule 6(k)(iii).

(m) Bankruptcy; Insolvency. None of the Seller Parties or the Company is involved in any Litigation under the Bankruptcy Code, or any other insolvency or debtor’s relief Law, or for the appointment of a trustee, receiver, liquidator, assignee, sequestrator or other similar official of it or part of its property, and to the Seller Parties’ Knowledge, no such Litigation or action has been alleged or threatened. None of the Seller Parties or the Company is now, and after giving effect to the Transactions, will not be, insolvent as such term is defined in the Bankruptcy Code; and none of the Seller Parties or the Company intends to incur, nor believes that any Seller Party or the Company will incur, concurrently with or after consummation of the Transactions, debts beyond a Seller Party’s or the Company’s ability to pay its or his debts as they mature.

(n) Tax Returns and Payments.

(i) The Company and each of the Selling Parties have filed when due with the appropriate Governmental Entities all Returns with respect to the Company and the Seller Parties required to be filed thereby, each of which was correctly completed and accurately reflected any liability for Taxes covered by such Return. Each of the Seller Parties and the Company have paid when due and payable all Taxes and related interest and penalties owed by such Seller Parties and the Company and related to Company income or losses. The Company has withheld all Taxes required to be held under applicable Law, and such withholdings have been paid to the proper Governmental Entity or set aside in accounts for such purpose or accrued, reserved against and entered upon the books of the Company. There are no Encumbrances on the Units or Company assets for unpaid Taxes, other than Permitted Encumbrances.

(ii) No deficiency for any Taxes has been asserted against the Company or any Seller Party. No waiver, extension or comparable consent given by the Company or any Seller Party regarding the application of the statute of limitations with respect to any Taxes or any Return is outstanding, nor is any request for any such waiver or consent pending.

(iii) There has been no Tax audit or other Litigation with regard to any Seller Party or Company Taxes or any Return for any Tax year subsequent to the year ended December 31, 2006, nor is any such Tax audit or other proceeding pending, nor has there been any notice to any Seller Party or the Company by any Governmental Entity regarding any such Tax audit or other proceeding, or, to the Seller Parties’ Knowledge, is any such Tax audit or other proceeding threatened with regard to any such Taxes or Returns. There are no outstanding subpoenas or requests for information with respect to any of the Returns of any Seller Party or the Company. There are no unresolved questions, claims or disputes concerning the liability of any Seller Party or the Company for Taxes.

(iv) The Company has no liability for Taxes in a jurisdiction where it does not file a Return, nor has the Company received notice from a taxing authority in such a jurisdiction that it is or may be subject to taxation by that jurisdiction.

(v) The Company is not required to include in income any adjustment under either Section 481(a) or Section 482 of the Code (or an analogous provision of Law) by reason of a voluntary change in accounting method or otherwise, and the IRS has not proposed any such adjustment or change in accounting method.

(vi) All transactions that could give rise to an underpayment of Taxes (within the meaning of Section 6662 of the Code) were reported by the Company in a manner for which there is substantial authority or were adequately disclosed on the Returns as required in accordance with Section 6662(d)(2)(B) of the Code.

(vii) The Company is not a party to any Tax allocation or sharing agreement.

(viii) The Company (A) has not been a member of an affiliated group filing a consolidated Return and (B) has no liability for the Taxes of any Person (other than the Company) under Treasury Regulations Section 1.1502-6 (or any similar provision of Law), as a transferee or successor, by Contract, or otherwise.

(ix) The Company does not constitute a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of shares qualifying for Tax-free treatment under Section 355 of the Code (A) that took place during the two (2) year period ending on the date of this Agreement or (B) that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the purchase of the Units.

(x) The Company is not a party to any Contract that would result, separately or in the aggregate, in the payment of any “excess parachute payments” within the meaning of Section 280G of the Code, and the consummation of the Transactions will not be a factor causing payments to be made by the Company that are not deductible (in whole or in part) as a result of the application of Section 280G of the Code.

(xi) Neither the Company nor any Tax Affiliate has engaged in any transaction that is subject to disclosure under present or former Treasury Regulations Sections 1.6011-4 or 1.6011-4T, as applicable.

(xii) The Company validly elected to be taxed as an S corporation within the meaning of Code Sections 1361 and 1362 beginning with or before the Company’s 1992 Tax year, and such election is now and at all times since such initial election has been valid and in effect.

(o) Litigation. Except as set forth on Schedule 6(o), there is no Litigation pending or, to the Seller Parties’ Knowledge, threatened, which relates to the Business, assets, condition (financial or otherwise), results of operations or prospects of the Company, the ownership or transfer of the Units, the performance by Seller, Booher or the Company of their respective obligations under this Agreement or the consummation of the Transactions, and to the Seller Parties’ Knowledge there is no basis for any of the foregoing. There is no Governmental Order to which any Seller Party or the Company or his or its assets or properties are bound.

(p) Intellectual Property.

(i) Schedule 6(p)(i) — A lists and describes all Owned Intellectual Property Rights that are Registered Intellectual Property Rights and all other material Owned Intellectual Property Rights. Schedule 6(p)(i) — B lists all Contracts relating to Licensed-In Intellectual Property Rights (including licensed-in Software, excluding “off-the-shelf” commercially available software acquired for a price of less than $1,000 each for any number of users or less than $500 per seat, PC, CPU or user (“Off-the-Shelf Software”)) and describes the Intellectual Property Rights covered thereby; to the extent there is no written Contract covering a Licensed-In Intellectual Property Right, Schedule 6(p)(i) - B lists the licensor and describes the Intellectual Property Rights to Licensed-In Intellectual Property Rights. The Owned Intellectual Property Rights and the Licensed-In Intellectual Property Rights comprise all Intellectual Property Rights utilized by Booher and the Company for the operation of the Business as presently conducted.

(ii) The Company owns all right, title and interest in the Owned Intellectual Property Rights free and clear of all Encumbrances (including royalty or other payments). To the Seller Parties’ Knowledge, no Owned Intellectual Property Rights are infringed upon by any Person. As between the Company and any of the Persons described in this sentence, the Company owns all Intellectual Property Rights developed by its current and former employees during the period of their employment and within the scope of their employment duties, and by its current and former independent contractors within the scope of their contracting or consulting relationship with the Company.

(iii) All Owned Intellectual Property Rights are valid and enforceable. The Company has not taken any action, or failed to take any action, that might have the effect of invalidating or otherwise limiting its right to enforce Owned Intellectual Property Rights against any Person. The Company has not received any notice of, nor to the Seller Parties’ Knowledge are there any facts that indicate a likelihood of, any infringement or misappropriation by, or conflict from, any third party with respect to the Owned Intellectual Property Rights. No claim by any third party contesting the validity of any Owned Intellectual Property Rights has been made to the Company or, to the Seller Parties’ Knowledge, is currently alleged or threatened.

(iv) The Company has taken commercially reasonable precautions to protect the secrecy, confidentiality and value of the Company’s trade secrets and all other proprietary information used by the Company. To the Seller Parties’ Knowledge, the Company has an unqualified right to use all trade secrets and other material proprietary information currently used in its Business, subject to any Contract relating to Licensed-In Intellectual Property Rights. No material trade secret or other proprietary information has been used, divulged or appropriated either for the benefit of any Person other than the Company or to the detriment of the Company.

(v) The Company has not received any notice of any infringement, misappropriation or violation by the Company of any Third-Party Intellectual Property Rights, and the Company has not infringed, misappropriated or otherwise violated any Third-Party Intellectual Property Rights.

(vi) All material Software that is used by the Company or present at any facilities or on any equipment of the Company (A) is either Owned Intellectual Property Rights or subject to a current license agreement that covers all use of the Software in the Business, (B) is not Open Source Software, (C) to the Seller Parties’ Knowledge, is free of any material defects, bugs and errors, and (D) does not contain or make available any disabling codes or instructions, spyware, Trojan horses, worms, viruses or other Software routines that permit or cause unauthorized access to, or impairment or disablement of Software, date or other materials that are detectable by off-the-shelf anti-virus and anti-spyware software programs. To the Seller Parties’ Knowledge, the Company has the right to use the Software currently used in the Business as it is presently being used. Immediately following the Closing, subject to the Company’s contractual obligations set forth in Schedule 6(p)(vi), the Company will have sufficient rights to all necessary Software, as a result of its licensing of the applicable Software, to operate the Business as presently conducted.

(vii) The computer and data processing systems, facilities and services used in the Business are in good working condition, normal wear and tear excepted, and are adequate and configurable to perform all data processing operations necessary for the current operation of the Business, and contain security features consistent with the best practices in the Company’s industry, and all such systems, facilities and services (other than Software identified as Licensed-In Intellectual Property Rights), are owned and operated by and are under the control of the Company and are not wholly or partly dependent on any third-party systems or services.

(q) Asset Condition.

(i) The inventory of finished goods, work in process and other inventory items of the Company (the “Inventory”) was acquired, created, developed or manufactured (as applicable), and is and has been at all times maintained, in the Ordinary Course of Business, and consists of items of good and merchantable quality, and of a quantity and quality usable or salable in the Ordinary Course of Business. The values at which Inventory are carried on the Company Financial Statements reflect the Inventory valuation policy of the Company, which is consistent with its past practice. The Company is not under any liability or obligation with respect to the return of any item of Inventory in the possession of its customers. All Inventory is merchantable and fit for the purposes for which it was procured or manufactured, and no Inventory is slow-moving, obsolete, damaged or defective.

(ii) All tangible personal property owned or used by the Company and used or useful in the operation of the Business as now conducted, including without limitation all machinery, computer equipment, office equipment, communications equipment, safety equipment, furniture, fixtures, tools, parts and supplies, have been maintained in accordance with normal industry practice, are in good operating condition and repair (subject to normal wear and tear), and are suitable for the purposes for which they are intended.

(r) Customers and Suppliers. Except as otherwise provided in Schedule 6(r), no customer which individually accounted for more than five percent (5%) of the Company’s gross revenues during the twelve (12) months prior to the date of this Agreement, and no supplier of the Company, in either case, has materially decreased, canceled or otherwise terminated, or made any threat to Booher or the Company to materially decrease, cancel or otherwise terminate, its relationship with the Company. The Company has not breached any agreement with, or engaged in any fraudulent conduct with respect to, any customer or supplier of the Company.

(s) Environmental Matters. The Company is and has been in compliance with all applicable Environmental Laws relating to the properties or facilities used, leased or occupied by the Company at any time (collectively, “Company Facilities”), and no discharge, emission, release, leak or spill of Hazardous Materials has occurred at any Company Facilities that may or will give rise to a material liability of the Company under Environmental Laws. The Company has not used or had installed any aboveground or underground storage tanks for Hazardous Materials at the Company Facilities. To the Seller Parties’ Knowledge, there are no Hazardous Materials present in the surface waters, structures, groundwaters or soils of or beneath any of the Company Facilities, and there neither are nor have been any aboveground or underground storage tanks for Hazardous Materials at the Company Facilities. No Company employee or other Person has claimed that the Company is liable for alleged injury or illness resulting from an alleged exposure to a Hazardous Material. No Litigation is pending against the Company, or to the Seller Parties’ Knowledge, threatened or alleged against the Company, with respect to Hazardous Materials or non-compliance with Environmental Laws, and to the Seller Parties’ Knowledge there are no facts or circumstances which could form the basis for assertion of a claim against the Company or which could form the basis for a material liability of the Company, regarding Hazardous Materials or regarding actual or potential non-compliance with Environmental Laws. The Company has delivered to Buyer all environmental reports and investigations that Booher or the Company has received, obtained or ordered with respect to the Company or any Company Facilities.

(t) Financial Statements and Reports. Seller has delivered to Buyer current financial statements of the Company for the past two (2) calendar years and monthly financial reports through and including March 31, 2012 (the “Company Financial Statements”). The Company Financial Statements present the financial position of the Company as of the dates and for the periods shown and are complete, correct, represent bona fide transactions, and have been prepared from the books and records of the Company and the Business in accordance with GAAP.

(u) Books and Records. The books and records of the Company are complete and correct and accurately reflect the basis for the financial condition, results of operations, business, assets and capital of the Company as set forth in the Company Financial Statements.

(v) Absence of Undisclosed Liabilities. Except as reflected or expressly reserved against in the Company Financial Statements, the Company has no material liability or obligation (whether accrued, absolute, contingent, unliquidated or otherwise, whether due or to become due, whether known or unknown, and regardless of when asserted) and, to the Seller Parties’ Knowledge, there is no basis of any present or future Litigation, charge, complaint, claim or demand against the Company or any Seller Party, in the Ordinary Course of Business, giving rise to any liability or obligation, except liabilities or obligations that have arisen after the date of the Company Financial Statements, none of which is a liability or obligation for breach of Contract, breach of warranty, tort, infringement, Litigation or violation of a Governmental Authorization, any Governmental Order or Law.

(w) Absence of Certain Developments. Since December 31, 2011 and except as disclosed on Schedule 6(w), there has not been any Material Adverse Effect, and without limiting the generality of the foregoing, since December 31, 2011:

(i) the Company has not sold, leased, transferred or assigned any of its assets, tangible or intangible, with an aggregate value greater than Twenty-Five Thousand and No/100 Dollars ($25,000.00) other than for fair consideration in the Ordinary Course of Business;

(ii) the Company has not entered into any Contract (or series of related Contracts) either involving more than Twenty-Five Thousand and No/100 Dollars ($25,000.00) or outside the Ordinary Course of Business;

(iii) the Company has not entered into any Contract with any Seller Party or any Affiliate of a Seller Party;

(iv) no party (including the Company) has accelerated, suspended, terminated, modified or canceled any Company Contract (or series of related Company Contracts);

(v) no Encumbrance has been imposed on any assets of the Company, other than Permitted Encumbrances;

(vi) the Company has not made any capital expenditure (or series of related capital expenditures) either involving more than Twenty-Five Thousand and No/100 Dollars ($25,000.00) or outside the Ordinary Course of Business;

(vii) the Company has not made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person (or series of related capital investments, loans and acquisitions) either involving more than Twenty-Five Thousand and No/100 Dollars ($25,000.00) or outside the Ordinary Course of Business or acquired (by merger, exchange, consolidation, acquisition of stock or assets or otherwise) any Person;

(viii) the Company has not issued any note, bond or other debt security or created, incurred, assumed or guaranteed any indebtedness for borrowed money (including advances on existing credit facilities) or capitalized lease obligation involving more than Twenty-Five Thousand and No/100 Dollars ($25,000.00);

(ix) the Company has not delayed, postponed or accelerated the payment of accounts payable or other liabilities or the receipt of any accounts receivable, in each case outside the Ordinary Course of Business;

(x) the Company has not canceled, compromised, waived or released any right or claim (or series of related rights or claims) either involving more than Twenty-Five Thousand and No/100 Dollars ($25,000.00) or outside the Ordinary Course of Business.

(xi) the Company has not granted any license or sublicense of any rights under or with respect to any Intellectual Property Rights;

(xii) there has been no change made or authorized in the Organizational Documents of the Company;

(xiii) the Company has not issued, sold or otherwise disposed of any of its units or memberships interests or other equity interests, or granted any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any of its equity interests;

(xiv) the Company has not declared, set aside or paid any distribution with respect to its equity interests (whether in case or in kind) or redeemed, purchased or otherwise acquired any of its equity interests or split, combined or reclassified any outstanding equity interests;

(xv) the Company has not experienced any damage, distribution or loss (whether or not covered by insurance) to its property with an aggregate value in excess of Twenty-Five Thousand and No/100 Dollars ($25,000.00);

(xvi) the Company has not made any loan to, or entered into any other transaction with, any of its members, managers, directors, officers or employees, other than reimbursement of employment-related expenses in the Ordinary Course of Business;

(xvii) the Company has not entered into any employment or collective bargaining agreement, written or oral, or modified the terms of any such existing agreement;

(xviii) the Company has not granted any increase in the base compensation or made any other change in employment terms of any of its members, managers, directors, officers or employees;

(xix) the Company has not adopted, amended, modified or terminated any bonus, profit-sharing, incentive, severance or other Plan or commitment for the benefit of any of its members, managers, directors, officers or employees (or taken any such action with respect to any other Plan);

(xx) the Company has not made or pledged to make any charitable contribution;

(xxi) the Company has not discharged or satisfied any Encumbrance or paid any liability, in each case with the value in excess of Twenty-Five Thousand and No/100 Dollars ($25,000.00), other than current liabilities paid in the Ordinary Course of Business;

(xxii) the Company has not disclosed, to any Person other than Buyer and authorized representatives of Buyer, any proprietary Confidential Information, other than pursuant to a confidentiality agreement prohibiting the use of further disclosure of such information, which agreement is listed on Schedule 6(w)(xxii) and is in full force and effect;

(xxiii) the Company has not made any change in accounting principles or practices from those utilized in the preparation of the Company’s 2011 year-end Financial Statements;

(xxiv) the Company has not engaged in any transaction, made any distribution or payment to, or had any business dealings with, any Seller Party or any Affiliate of a Seller Party, other than in connection with Booher’s management of the Company and provision of services to the Company as an employee thereof, the lease of the Headquarters Facility to the Company by Lessor, and the Booher Distribution;

(xxv) the Company has not received notice from any customer that it intends to decrease, cancel or terminate its relationship with the Company or that it intends to renegotiate or modify the terms of its Contract(s) with the Company; and

(xxvi) the Company has not committed to take any of the actions described in this Section 6(w).

(x) Warranties. Schedule 6(x) lists all claims pending or, to the Seller Parties’ Knowledge, threatened for breach of any warranty relating to any products sold or services performed by the Company prior hereto and which involve an amount in excess of Twenty Five Thousand and No/100 Dollars ($25,000.00) either individually or, for claims that are for similar matters or are made by the same customer, in the aggregate. Schedule 6(x) describes the standard warranties for products sold or services performed by the Company. No products or service manufactured, sold, leased, produced or delivered by the Company is subject to any guaranty, warranty or other indemnity beyond the applicable standard terms and conditions of sale or lease other than warranties, guaranties or indemnities implied by applicable Law. Except as listed on Schedule 6(x), none of the products manufactured, sold, leased, produced or delivered by the Company has been the subject of any recall, refund, warranty claim or return (whether voluntary or involuntary) during the past five (5) years.

(y) Real Property.

(i) The Company does not own (and has not owned), and has no interest, other than a leasehold interest, in real property. The Company has a written lease for each parcel of Leased Real Property of the Company, a list and description of that is attached on Schedule 6(y), and the Company has delivered true, accurate and complete copies of each such lease to Buyer. Each real property lease to which the Company is a party (each a “Real Property Lease”) (and all amendments and modifications thereto) is (A) in full force and effect, (B) a valid, binding and enforceable obligation of the Company, subject to the Remedies Exception and (C) to the Seller Parties’ Knowledge, a valid, binding and enforceable obligation of each other party thereto, subject to the Remedies Exception.

(ii) With respect to any Real Property Lease, the Company has not received any written notice from the landlord or any other party either asserting any material uncured default on the part of the Company with respect thereto, or asserting an exercise of a right to terminate the Company’s occupancy thereunder, and there exists no default by the Company under any Real Property Lease, nor any event which, with notice or lapse of time or both, would constitute a default thereunder. As of the date hereof, no other party to any Real Property Lease has delivered written notice of its intent to terminate or not to renew such Real Property Lease.

(iii) There are no, (A) material violations of building codes or zoning ordinances or other Laws affecting the Leased Real Property, or (B) existing, pending or, to the Seller Parties’ Knowledge, threatened condemnation proceedings affecting any Leased Real Property that in any event would materially and adversely affect the Company’s continued use and operation of any Leased Real Property as currently used or operated.

(iv) The Leased Real Property is subject to no other ground lease, master lease, mortgage, deed of trust or other Encumbrance or interests that would entitle the holder thereof to interfere with or disturb use or enjoyment of the Leased Real Property or the exercise by the lessee of its rights under the Real Property Lease so long as the lessee is not in default under the Real Property Lease.

(v) Each parcel of the Leased Real Property has access, reasonably sufficient for the conduct of the business as now conducted by the Company on such parcel of Leased Real Property, to public roads and to all utilities, including electricity, sanitary and storm sewer, potable water, natural gas and other utilities used in the operation of the business at that location. The buildings and other improvements are located within the boundary lines of each parcel of Leased Real Property and do not encroach over applicable setback lines.

(vi) To the Seller Parties’ Knowledge, no improvements have been made or are contemplated to be made by any Governmental Entity, the costs of which are to be assessed as special Taxes or charges against any of the Leased Real Property, and there are no present assessments.

(vii) All of the buildings and real properties necessary for the conduct of the Business are in good condition and repair, ordinary wear and tear excepted, are usable in the Ordinary Course of Business, are reasonably suitable for the purposes for which they presently are used, are free from material defects, and have been maintained in accordance with normal industry practice.

(viii) “Leased Real Property” means each parcel of real property leased, subleased or licensed to the Company or which the Company otherwise has a right or option to use or occupy, in each case, in connection with the operation of the Business, together with all structures, facilities, fixtures and improvements located thereon, or attached or appurtenant thereto, and all easements, rights and appurtenances relating to the foregoing.

(z) Insurance.

(i) Schedule 6(z)(i) contains a list and description of all of the Company’s insurance policies and coverages in place or maintained since January 1, 2009, including without limitation a description of the time periods of coverage, coverage amounts and types provided thereby (including without limitation whether they are claims made or occurrences basis policies, as applicable), and the deductibles and limits applicable thereto. All such policies not currently in effect were in full force and effect for those periods shown on Schedule 6(z)(i). Those policies of insurance shown as currently in place on Schedule 6(z)(i) (A) are in full force and effect, (B) are sufficient for compliance with all requirements of applicable Law and of any Contract to which the Company is subject, and (C) are valid and enforceable, subject to the Remedies Exception.

(ii) Schedule 6(z)(ii) lists by year for the current policy year and each of the two (2) preceding policy years a summary of the loss experience under each insurance policy involving any claim in excess of Fifty Thousand and No/100 Dollars ($50,000.00), setting forth (A) the name of the claimant, (B) a description of the policy by insurer, type of insurance and period of coverage, and (C) the amount and a brief description of the claim. Schedule 6(z)(ii) also completely describes for the last three (3) fiscal years of the Company the loss experience for all claims in excess of Fifty Thousand and No/100 Dollars ($50,000.00) that were self-insured, including the aggregate cost of such claims.

(aa) Broker’s or Finder’s Fees. None of the Seller Parties or the Company has taken any action that would cause any Seller Party, the Company or Buyer or any other Person to be liable for payment of any broker’s or finder’s fee or other commission or similar fee in connection with the Transactions.

(bb) Disclosure. No representation or warranty by the Seller Parties or the Company in this Agreement or in any other Seller’s Document or Company’s Document contains any untrue statement of a material fact or omits to state a material fact necessary to make any representation or warranty contained herein or therein not misleading.

7. Representations and Warranties of Buyer. Buyer represents and warrants to Seller that the following statements are true, correct and complete statements of law and fact and will be true, correct and complete statements of law and fact at the Effective Time as though then made:

(a) Organization and Standing. Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware.

(b) Authorization and Enforceability. Buyer has all requisite corporate power and authority to execute and deliver, and to perform its obligations under this Agreement and the Ancillary Agreements to which Buyer is or will become a party (collectively, “Buyer’s Documents”) and to consummate the Transactions. All action on the part of Buyer necessary for the authorization, execution, delivery and performance by Buyer of each Buyer’s Document and the consummation of the Transactions has been taken. This Agreement constitutes a valid and binding obligation of Buyer enforceable in accordance with its terms, subject to the Remedies Exception. Each Ancillary Agreement to which Buyer is or will become a party, when executed and delivered by Buyer and the counter-parties to the Ancillary Agreement, will constitute a valid and binding obligation of Buyer enforceable in accordance with its terms, subject to the Remedies Exception. The execution, delivery and performance by Buyer of each Buyer’s Document, and compliance herewith and therewith, will not result in any violation of or conflict with, or result in any breach of any of the terms of, or constitute a default under, or constitute an event which with or without notice, or with the passage of time, or any combination thereof, would constitute a default under, any provision of Law, Governmental Order or Governmental Authorization to which Buyer is subject, Buyer’s Organizational Documents, or any Contract or other restriction to which Buyer is a party or by which Buyer is bound.

(c) Approvals and Consents. The execution, delivery and performance of this Agreement and each of the Ancillary Agreements to which it is a party by Buyer do not require Buyer to obtain the consent or approval of, or to make any filing with, any Governmental Entity or any other Person except (a) such consents, approvals and filings, the failure to obtain or make which would not, individually or in the aggregate, have a Material Adverse Effect on Buyer’s ability to perform its obligations hereunder.

(d) Litigation. There is no Litigation pending or, to Buyer’s knowledge threatened, against Buyer that would reasonably be expected to give any third party the right to enjoin the Transactions.

(e) Purchase for Investment. Buyer is an accredited investor as such term is defined in Rule 501(a) of the Securities Act of 1933, as amended. Buyer is acquiring the Units for its own account and not with a view to the distribution or resale thereof within the meaning of Section 2(11) of the Securities Act of 1933, as amended. Buyer agrees that the Units may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration or qualification under the Securities Act of 1933, as amended, and any applicable state securities law or pursuant to an exemption from such registration or qualification.

(f) Due Diligence Investigation. Buyer acknowledges that it has had the opportunity to conduct its due diligence investigation with respect to the Transactions. None of the Company, the Seller Partners, or any of their respective directors, officers, stockholders, Affiliates, managers, member, partners, employees, consultants, agents, counsel or advisors makes or has made any representation or warranty, express or implied, to Buyer or any of its Affiliates (except for the representations and warranties made by the Company and the Seller Partners to Buyer expressly set forth in this Agreement or in any Ancillary Agreement).

(g) Broker’s or Finder’s Fees. Buyer has not taken any action that would cause any Seller Party, the Company or Buyer, or any able Person, to be liable for payment of any broker’s or finder’s fee or other commission or similar fee in connection with the Transactions.

8. Conditions Precedent to Buyer’s Obligation to Consummate the Transactions. The obligation of Buyer to consummate the Transactions is subject to the satisfaction of the following conditions:

(a) No Misrepresentations or Breach of Covenants and Warranties. (i) The Seller Parties shall have performed all covenants and obligations required to be performed by them under this Agreement and the effective Ancillary Agreements (if any) at or prior to the Closing, (ii) the representations and warranties of the Seller Parties contained in this Agreement and the effective Ancillary Agreements (if any) shall be true and correct as of the date hereof and at and as of the Closing Date (except to the extent that any representation or warranty speaks as of a specific date, in which case it shall be true and correct only as of such date), and (iii) Buyer shall have received certificates signed on behalf of the Seller Parties to the foregoing effect.

(b) No Governmental Action. No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent), that is then in effect or will go into effect that does or will, and no Litigation shall be pending or threatened that seeks to, or wherein a resulting unfavorable Governmental Order would reasonably be expected to, (i) enjoin, restrain, condition, make illegal, assess damages with respect to, or otherwise restrict, restrain or prohibit the sale of the Units pursuant to this Agreement or the consummation of any other Transactions, (ii) cause any of the Transactions to be rescinded after consummation, (iii) adversely affect Buyer’s right or authority to own the Units, own the Company, control the Business or (iv) adversely affect the right of the Company to own its assets or operate the Business.

(c) No Material Adverse Effect. Between the date hereof and the Closing Date, no Material Adverse Effect shall have occurred or arisen affecting or with respect to the Company or the Business.

(d) Governmental Authorizations. Buyer shall have obtained all Governmental Authorizations of any kind or nature deemed necessary by Buyer to own the Company or conduct the Business in substantially the same manner as conducted by the Company prior to the Effective Time or as proposed to be conducted by Buyer, including any new Governmental Authorizations or amendments or modifications to existing Governmental Authorizations of the Company deemed necessary by Buyer as a result of or in connection with the consummation of the Transactions.

(e) Due Diligence. Buyer shall be satisfied with results of its due diligence investigation of the Units and the Company as determined by Buyer in its sole discretion.

(f) Release of Encumbrances. A Seller Party shall have delivered to Buyer a payoff letter, in customary form satisfactory to Buyer, from First Financial Bank, N.A. (“First Financial”), showing or permitting the calculation of full payoff amounts as of the Closing Date for the Company’s line of credit with First Financial, along with a statement of per diem charges to the payoff amounts and a commitment to release all related Encumbrances (or, in lieu of such commitment, duly executed UCC termination statements and any other agreements, instruments, certificates and other documents necessary or appropriate to release any and all Encumbrances against the assets of the Company securing such indebtedness) (the “First Financial Payoff Letter”).

(g) Required Legal Approvals and Required Contractual Consents. A Seller Party shall have delivered to Buyer all Consents listed in Schedule 6(f), all of which shall be satisfactory in form and substance to Buyer.

(h) Agreements with Certain Employees. (i) Each of the Key Employees shall have accepted offers of employment with the Company or Buyer; (ii) Gary A. Vandenbark (“Vandenbark”) shall have entered into an Employment Agreement in the form of Exhibit D-1; and Booher shall have entered into an Employment Agreement in the form of Exhibit D-2 and the Noncompetition Agreement, respectively (each an “Employment Agreement”).

(i) Lease Matters. Lessor and Buyer shall have entered into the lease in the form of Exhibit G.

(j) Audit. The Seller Parties and the Company shall have cooperated fully with, and provided full access to the books, accounting records, business records, work papers, ledgers and other materials required by the Auditors in connection with, and the Auditors shall have completed and delivered to Buyer, the audit of the Company’s Financial Statements along with an unqualified Auditor’s report and opinion, all in form and content acceptable to Buyer in its sole discretion.

(k) Deliveries. The Seller Parties shall have executed and delivered all of the instruments, agreements and documents required to be executed or delivered by or on behalf of the Seller Parties in connection with the consummation of the Transactions, as contemplated in this Agreement and the Ancillary Agreements.

9. Conditions Precedent to Seller’s Obligation to Consummate the Transactions. The obligation of Seller to consummate the Transactions is subject to the satisfaction of the following conditions:

(a) No Misrepresentations or Breach of Covenants and Warranties. (i) Buyer shall have performed all covenants and obligations required to be performed by Buyer under this Agreement and the effective Ancillary Agreements (if any) at or prior to the Closing, (ii) the representations and warranties of Buyer contained in this Agreement and the effective Ancillary Agreements (if any) shall be true and correct as of the date hereof and at and as of the Closing Date (except to the extent that any representation or warranty speaks as of a specific date, in which case it shall be true and correct in all material respects only as of such date).

(b) No Governmental Action. No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent), that is then in effect or will go into effect that does or will, and no Litigation shall be pending or threatened that seeks to, or wherein a resulting unfavorable Governmental Order would reasonably be expected to, enjoin, restrain, make illegal, assess damages on Seller with respect to, or otherwise prohibit, the sale of the Units pursuant to this Agreement or the consummation of any of the Transactions.

(c) Deliveries. Buyer shall have executed and delivered all of the instruments, agreements and documents required to be executed or delivered by or on behalf of Buyer in connection with the consummation of the Transactions, as contemplated in this Agreement and the Ancillary Agreements.

10. Closing. The Transactions shall be consummated at a closing (the “Closing”) to be held on the date of this Agreement (the “Closing Date”). The effective time of the Closing (the “Effective Time”) shall be as of 12:01 a.m. E.S.T. on the Closing Date.

11. Considerations of the Seller Parties. At the Closing, the Seller Parties shall execute and/or deliver to Buyer the following instruments, documents and considerations, all of which shall be in form and substance satisfactory to Buyer and its counsel:

(a) Certificate of Existence. A governmental certificate, dated as of a date as near as practicable to the Closing Date, showing that the Company is duly formed and validly existing in the State of Indiana.

(b) Units. Certificates representing the Units, free and clear of all Encumbrances, duly endorsed or accompanied by duly executed transfer powers.

(c) Member’s Certificate. A certificate of Seller substantially in the form of Exhibit C attached hereto and made a part hereof and attesting as to true, current and complete copies of the Company’s Articles of Organization and Operating Agreement.

(d) Records. The minute books, equity records, company seal and other materials related to the administration of the Company.

(e) Employment Agreements. Employment Agreements duly executed by each of (i) Booher, in the form of Exhibit D-2 attached hereto and made a part hereof, and (iii) Vandenbark, in the form of Exhibit D-1 attached hereto and made a part hereof.

(f) Business Protection Agreements. Employment and Business Protection Agreements, in substantially the same form as Exhibit E-1 attached hereto and made a part hereof, duly executed by the Key Employees; and (ii) Business Protection Agreements, in substantially the same form as Exhibit E-2 attached hereto and made a part hereof, duly executed by Booher and Vandenbark (collectively, those agreements described in (i) and (ii), the “Business Protection Agreements”).

(g) Noncompetition Agreement. A Noncompetition Agreement in the form of Exhibit F attached hereto and made a part hereof (the “Noncompetition Agreement”) duly executed by Booher.

(h) Resignations. Resignations in writing from the managers, officers and directors of the Company, which resignations shall be effective as of the Closing Date and include a release of claims against the Company.

(i) Consents. Duly executed copies of all Consents listed on Schedule 6(f) and all Governmental Authorizations Buyer reasonably deems necessary for the consummation of the Transactions.

(j) Lease. A lease for the Headquarters Facility in the form of Exhibit G attached hereto and made a part hereof, duly executed by Lessor (the “Lease”).

(k) Estoppel Certificates. Estoppel certificates, duly executed by each lessor of Leased Real Property to the Company (other than the Headquarters Facility) as of a date as near as practicable to the Closing Date.

(l) Payoff Letter(s). The First Financial Payoff Letter.

(m) Consulting Agreements. Consulting Agreements in a form specified by Buyer, duly executed by each of the Persons identified on Schedule 6(g)(i) as receiving payments as a consultant or independent contractor from the Company (other than Dr. William Haeberle and Dr. Allen Rider).

(n) Board of Advisor Resignations. Resignations and releases and waivers of all claims, in a form specified by Buyer, duly executed by each of Dr. William Haeberle and Dr. Allen Rider, respectively;

(o) Certification of Seller Trust. A duly executed “Certification of Trust” in the form of Exhibit I attached hereto.

(p) FIRPTA Certificate. A certificate from Seller issued pursuant to and in compliance with Treasury Regulation Section 1.1445-2(b)(2), certifying that Seller is not a foreign person and otherwise in form and substance reasonably satisfactory to Buyer.

(q) Counterpart of Mutual Release and Waiver. A counterpart to the Mutual Release and Waiver duly executed by each of Seller and Booher.

(r) Other Considerations. Each of the other instruments, documents and considerations herein elsewhere provided to be delivered by the Company or the Seller Parties to Buyer at the Closing, and such instruments, documents and considerations as Buyer may reasonably deem necessary to consummate the Transactions.

12. Considerations of Buyer. At the Closing, Buyer shall execute and/or deliver to Seller the following instruments, documents and considerations, all of which shall be in a form and substance satisfactory to Seller and Seller’s counsel:

(a) Certificate of Good Standing. A governmental certificate, dated as of a date as near as practicable to the Closing Date, showing that Buyer is duly formed, validly existing and in good standing in the State of Delaware.

(b) Secretary’s Certificate. A certificate of the Secretary of Buyer substantially in the form of Exhibit H attached hereto and made a part hereof attesting as to (i) the incumbency of each officer of Buyer who executes this Agreement and any of the other related documents, and (ii) true and complete copies of Buyer’s directors’ resolutions adopting this Agreement and Buyer’s Documents and approving the Transactions.

(c) Closing Payments. The Closing Payment, as and if adjusted as provided in Section 3(c).

(d) Note. A duly executed Note.

(e) Employment Agreement. Duly executed counterparts of the Employment Agreements.

(f) Business Protection Agreements. Duly executed counterparts of the Business Protection Agreements.

(g) Noncompetition Agreement. A duly executed counterpart of the Noncompetition Agreement.

(h) Lease.  A duly executed counterpart of the Lease.

(i) Mutual Release and Waiver. A mutual release and waiver executed by the Company in the form of Exhibit J attached hereto (the “Mutual Release and Waiver”).

(j) Other Considerations. Each of the other instruments, documents and considerations herein elsewhere provided to be delivered by Buyer at the Closing, and such other instruments, documents and considerations as Seller may reasonably deem necessary to consummate the Transactions.

13. Additional Covenants.

(a) Further Actions. Each of the parties shall execute and deliver such documents and take such further actions as may be reasonably necessary or desirable to carry out the provisions hereof and the Transactions. Upon the terms and subject to the conditions hereof, each of the parties shall use its commercially reasonable efforts under the circumstances to take, or cause to be taken, all actions and to do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective the Transactions. In furtherance and not in limitation of the foregoing, the parties shall cooperate in good faith and using their respective commercially reasonable efforts promptly (i) to effect all registrations and filings with, and to obtain all Consents, amendments, Governmental Authorizations or other actions reasonably required to be made or obtained by the terms of this Agreement or otherwise reasonably necessary or desirable for the due and punctual consummation of the Transactions, and (ii) to fulfill all conditions to the consummation of the Transactions.

(b) Public Announcements. Without the prior written consent of Buyer, the Seller Parties shall not and shall cause the Company not to make any press release or other public announcement concerning the Transactions contemplated by this Agreement, except as may be required by any applicable Law. Without the prior written consent of Booher, Buyer shall not make any press release or other public announcement concerning the transactions contemplated by this Agreement, except as may be required by applicable Law. If any party determines that it is required by applicable Law to make such press release or public announcement, such party shall send notice to such effect, accompanied by the text of the proposed disclosure, to the other parties as far in advance as practicable, and shall reasonably consider any comments made by the other parties relating to the proposed disclosure. Prior to any public announcement of the Transactions contemplated by this Agreement made as contemplated in this Section 13(b), each party shall disclose the Transactions only to those of its employees, agents, legal, accounting and other advisors who have a need to know of such Transactions.

(c) Assets Owned by Persons other than the Company. To the extent a Seller Party, employees, agents or other related parties of the Company own, operate or otherwise control any asset or property required for or used in the conduct of the Business, the Seller Parties or the Company will cause the transfer, conveyance or assignment of such asset or property to the Company on or before the Closing Date (without any obligation of Buyer or the Company to make any additional payment therefor).

(d) Outstanding A/R. Buyer will utilize commercially reasonable efforts consistent with the past practice of the Company to collect all accounts receivable reflected on the Preliminary Closing Date Balance Sheet during the one hundred eighty (180) day period following the Closing (the “Collection Period”). Unless a customer directs otherwise (and Buyer will not request such a directive from a customer), Buyer will apply all payments received from a customer to the oldest account receivable attributable to such customer. Buyer will transfer ownership of Outstanding A/R to Booher for no additional consideration within ten (10) Business Days following the expiration of the Collection Period. Buyer shall cause the Company to exercise commercially reasonable efforts consistent with past practice to collect the Outstanding A/R thereafter for a reasonable period of time, and all proceeds from the collection of Outstanding A/R shall be paid over to Booher; provided, however, that the Company shall not be obligated to engage counsel, initiate or threaten litigation, refer the Outstanding A/R to a collection agency or similar debt collection service, or undertake any unusual or extraordinary action to collect the Outstanding A/R that is inconsistent with the Company’s past, customary debt collection practices.

(e) Tax Matters.

(i) As a result of the consummation of the Transactions, the Company’s status as an S corporation for federal income Tax purposes shall cease and the taxable year of the Company in which the Closing occurs shall be divided into two (2) short taxable years (i.e., a short year ending on the Closing Date and a short year beginning on the day after the Closing Date). Each of the parties hereto covenants and agrees to make all elections, consents, statements and filings that may be required by the Code (and any state and local taxing authority) to close the Company’s books on the last applicable day of the S short year (the “S Short Year”). The Seller Parties shall be responsible for the preparation (and any related expenses) of any federal, state and local Returns of the Company for the S Short Year (the “S Tax Returns”). Buyer covenants and agrees to cooperate fully with the Seller Parties and their accounting firm(s) in the preparation of the S Tax Returns and to make available during normal business hours all books, records and information that such accounting firm(s) may reasonably request to complete the preparation of the S Tax Returns in a prompt, timely and complete manner. The S Tax Returns shall be prepared in accordance with the principles, methods and practices used in preparing the Company’s previous income Tax Returns. After delivery of the completed S Tax Returns to Buyer for review, which delivery shall be no later than December 31, 2012, the Seller Parties shall make revisions to such S Tax Returns that Buyer suggests, so long as such suggestions are consistent with past practice and not inconsistent with applicable Law, and return such revised S Tax Returns to Buyer. Provided such S Tax Returns are in form and substance reasonably satisfactory to Buyer, Buyer covenants and agrees to cause the Company to execute and file such S Tax Returns with the appropriate taxing authorities on a timely basis. To the extent permitted by applicable Law, the Seller Parties shall include any income, gain, loss, deductions or other Tax items on their S Tax Returns in a manner consistent with the Schedule K-1s furnished by Buyer to the Seller Parties for such S Short Year. Following the Closing, the Company will change its Tax accounting from the cash method to the accrual method; the Code Section 481(a) adjustment attributable to this change shall be determined as soon as practicable after the Closing Date and recognized as taxable income by the Company in Tax periods beginning on or after the Closing Date. For avoidance of doubt, the Company’s payment of expenses arising out of or related to Company Plans, director bonuses and any other expenses that are included as current liabilities for purposes of determining Net Working Capital shall be allocated to the Company’s Pre-Closing Tax Period.

(ii) Seller and Booher shall prepare and timely file or shall cause to be prepared and timely filed all Returns for Seller or Booher for all Pre-Closing Tax Periods and shall make or cause to be made all payments required with respect to such Returns. In addition, Seller and Booher shall be jointly and severally liable for, and shall make all payments required with respect to, any Tax or Returns with respect to the S Short Year or any other Pre-Closing Tax Period, or any Pre-Closing Taxes.

(iii) In the case of any Taxes not determinable and fully allocable to the S Short Year, such as property Taxes or other Taxes applicable to a taxable period beginning before and ending after the Closing Date (a “Straddle Period”), Booher and Seller shall be jointly and severally liable for such Taxes in an amount equal to the Tax multiplied by a fraction, the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period. Buyer shall cause the Company to timely file any Tax Returns related to such property or other Taxes, and Seller and Booher shall promptly reimburse Buyer for the amount of their share of such Taxes as calculated above.

(iv) The parties shall provide one another with such assistance as may reasonably be requested by the others in connection with the preparation of any Return, any audit or other examination by any taxing authority, or any judicial or administrative proceedings relating to liabilities for Taxes. Such assistance shall include making employees available on a mutually convenient basis to provide additional information or explanation of material provided hereunder and shall include providing copies of relevant Returns and supporting material, and furnishing such other information within a party’s possession requested by the party filing the applicable Return as is reasonably relevant to their preparation. Such cooperation and information also shall include without limitation provision of powers of attorney for the purpose of signing Returns and defending audits and properly forwarding copies of appropriate notices and forms or other communications received from or sent to any taxing authority. Seller shall have the right, at its own expense, to control any Tax audit, initiate any claim for refund, contest, resolve and defend against any assessment, notice of deficiency or other adjustment or proposed adjustment relating to any Pre-Closing Taxes or any Pre-Closing Tax Period. Buyer and the Company shall have right, at their own expense, to control any other Tax audit, initiate any other claim for refund, and contest, resolve and defend against any other assessment, notice of deficiency or other adjustment or proposed adjustment relating to Taxes.

(f) Payment for Tail Policy. Following the Closing, Buyer shall cause the Company to timely pay any invoiced cost of the Tail Policy (the “Tail Payment”).

14. Acknowledgement of Booher Distribution. Seller and Booher acknowledge and agree that the Booher Distribution was distributed to Booher before the Effective Time.

15. Indemnification.

(a) Survival.

(i) All of the representations, warranties, covenants and agreements contained in this Agreement, any Ancillary Agreement or any schedule, certificate or other document delivered pursuant hereto or thereto or in connection with the Transactions, and all claims with respect thereto, shall survive the Closing hereunder notwithstanding any investigation made by or on behalf of any of the parties hereto or the participation of such party in the Closing.

(ii) Notwithstanding Section 15(a)(i), the representations and warranties set forth in Section 6 and Section 7 shall survive the Closing for eighteen (18) months; provided, however, that the representations and warranties specified in Section 6(a) (Title to Units), Section 6(e) (Ownership; No Subsidiaries) and Section 6(h) (Title) shall survive the Closing indefinitely; and provided further, that the representations and warranties specified in Section 6(l) (Employee Benefits Matters), Section 6(n) (Tax Returns and Payments) and Section 6(o) (Litigation), and any representation in the case of fraud or intentional misconduct (a “Fraud Claim”), shall survive Closing for the applicable statute of limitations.

(iii) All covenants and obligations set forth in this Agreement to be performed after the Closing will survive the Closing until the last date on which such covenant is to be performed (or in the case of payment obligations, until the date such payment obligations have been satisfied) or, if no such date is specified for performance, indefinitely.

(iv) No party shall have any liability or obligation whatsoever with respect to any representation or warranty of such party unless a claim in respect thereof is made hereunder prior to the expiration of the survival period for such representation or warranty, in which case such representation or warranty shall survive as to such claim until such claim has been finally resolved.

(b) Indemnification by Seller Parties. Booher and Seller, jointly and severally, shall save, defend, indemnify and hold harmless Buyer, the Company and all shareholders, directors, officers, Affiliates, representatives, agents, successors and permitted assigns of Buyer (each a “Buyer Indemnified Party” and, collectively, the “Buyer Indemnified Parties”) from and against any Loss that is sustained or incurred by any of the Buyer Indemnified Parties as a result of or relating to:

(i) Any breach, inaccuracy or nonperformance by a Seller Party of any of its or their representations, warranties, covenants or agreements set forth in this Agreement or any Ancillary Agreement or any schedule, certificate or other document delivered pursuant hereto or thereto or in connection with the Transactions (any such breach or inaccuracy to be determined without regard to any qualification for “materiality,” “in all material respects” or similar qualification; provided, however, that for purposes of the first sentence of Section 6(w) (only), for purposes of determining whether a breach or inaccuracy exists (but without affecting or limiting the calculation of or the Seller Parties’ indemnification liability for Losses in any manner) Material Adverse Effect shall be afforded its defined meaning and materiality shall not be disregarded with respect thereto; and provided further, that for purposes of Section 6(bb) (only), for purposes of determining whether a breach or inaccuracy exists (but without affecting or limiting the calculation of or the Seller Parties’ indemnification liability for Losses in any manner), references to “material” shall not be disregarded.)

(ii) Any Litigation or Loss of any kind or nature relating directly or indirectly to the matters described in Schedule 6(o); and

(iii) Any Litigation or Loss of any kind or nature relating directly or indirectly to any current or future Member Claim; and

(c) Indemnification by Buyer. Buyer shall save, defend, indemnify and hold harmless the Seller Parties and the Seller Parties’ respective Affiliates, representatives, agents, successors and permitted assigns (each a “Seller Indemnified Party” and, collectively, the “Seller Indemnified Parties”) from and against any Loss that is sustained or incurred by any of the Seller Indemnified Parties as a result of or relating to:

(i) Any breach, in accuracy or nonperformance by Buyer of any of its representations, warranties, covenants or agreements set forth in this Agreement or any Ancillary Agreement or any schedule, certificate or other document delivered pursuant hereto or thereto or in connection with the Transactions; and

(ii) All Taxes arising from or relating to ownership of the Units after the Effective Time.

(d) Claims Procedure.

(i) Except with respect to Third Party Claims covered by Section 15(e), any Buyer Indemnified Party or Seller Indemnified Party who wishes to make a claim for indemnification for a Loss pursuant to this Section 15 (an “Indemnified Party”) shall give written notice, as promptly as practicable, to each Person from whom indemnification is being claimed (an “Indemnifying Party”) in accordance with Section 22. Any failure in providing such notice in accordance with this Section 15(d), however, shall not release the Indemnifying Party from any of its obligations under this Section 15 except to the extent that the Indemnifying Party is materially prejudiced by such failure; provided, however, that failure to assert a claim prior to the expiration of the survival period for an applicable representation or warranty shall serve to bar the claim as specified in Section 15(a)(iv). Promptly after written notice of a claim has been provided as set forth above, the Indemnified Party shall supply the Indemnifying Party with all material information and documents the Indemnified Party has in its possession regarding such claim, together with all material information in its possession regarding the amount of the Loss that the Indemnified Party asserts it has sustained or incurred, and shall provide reasonable access to the Indemnifying Party to inspect such other records and books in the possession of the Indemnified Party and relating to the claim and asserted Loss as the Indemnifying Party shall reasonably request. The Indemnifying Party shall have a period of fifteen (15) days after receipt by the Indemnifying Party of such notice and such evidence to either (i) agree to the payment of the Loss to the Indemnified Party or (ii) contest the payment of the Loss. If the Indemnifying Party does not agree to or contests the payment of the Loss within such fifteen (15) day period, then the Indemnifying Party shall be deemed not to have accepted the Loss and the Parties shall negotiate in good faith to seek a resolution of such dispute for a thirty (30) day period and, if not resolved through negotiations during such period, then the parties shall be free to seek judicial remedies. If the Indemnifying Party agrees to the payment of the Loss within such fifteen (15) day period (or during such thirty (30) day dispute resolution period), then the Indemnifying Party shall, within five (5) Business Days after such agreement, pay, or cause to be paid, to the Indemnified Party the amount of the Loss that is payable pursuant to, and subject to the limitations set forth in, this Section 15.

(ii) If a Buyer Indemnified Party is entitled to indemnification from a Seller Party for any Loss as provided above, satisfaction of such indemnification obligations of the Seller Parties will be effected (A) first, by reducing the principal amount of the Note, and (B) second if the principal balance of the Note (as and if previously adjusted) has been paid or if the principal balance of the Note is reduced to zero, by wire transfer in immediately available funds to an account specified by Buyer in writing for such purpose.

(iii) If a Seller Indemnified Party is entitled to indemnification from Buyer for any Loss as provided above, satisfaction of such indemnification obligations of such Buyer will be effected by wire transfer of immediately available funds to an account or accounts designated in writing by the Seller Indemnified Party in writing for such purpose.

(e) Third Party Claims.

(i) If any claim or action at Law solely for civil monetary damages is instituted or threatened in writing by a third party against an Indemnified Party (each, a “Third Party Claim”) with respect to which an Indemnified Party intends to claim indemnification for any Losses under this Section 15, then such Indemnified Party shall give written notice to each Indemnifying Party promptly, and in any event no later than fifteen (15) Business Days after it has knowledge of a written assertion of such claim or action from the third party, and shall not make any admissions or acceptances with respect to such claim or action. The Indemnified Party shall use commercially reasonable efforts to supply the Indemnifying Party with all material information and documents as the Indemnified Party has in its possession regarding such claim (including court papers), together with all material information that the Indemnified Party has in its possession regarding the amount of the Loss that the Indemnified Party asserts it has sustained or incurred, and shall provide reasonable access to the Indemnifying Party to inspect such other records and books in the possession of the Indemnified Party and relating to the Third Party Claim and asserted Loss as the Indemnifying Party shall reasonably request.

(ii) Except as otherwise provided herein, the Indemnifying Party shall have the right to conduct and control, at its own expense, through counsel of its choosing and reasonably satisfactory to the Indemnified Party, the defense of a Third Party Claim so long as the Indemnifying Party notifies the Indemnified Party that the Indemnifying Party has agreed to indemnify the Indemnified Party for the entire amount of such Third Party Claim within twenty (20) Business Days after its receipt of the initial notice of the Third Party Claim or such earlier time as may be necessary to respond timely to such Third Party Claim. The Indemnifying Party shall be liable for the fees and expenses of counsel employed by the Indemnified Party (A) for any period during which the Indemnifying Party (I) has failed to assume the control and defense of any Third Party Claim in accordance with the provisions of this Agreement or (II) has failed to notify the Indemnified Party that the Indemnifying Party has agreed to indemnify the Indemnified Party as provided in the first sentence of this Section 15(e)(ii) or (B) if the Indemnified Party assumes the control and defense of any Third Party Claim as provided in the next sentence. If the Indemnifying Party does not expressly elect to assume the control and defense of such Third Party Claim or does not expressly agree to indemnify the Indemnified Party within the twenty (20) Business Day period described above in this Section 15(e)(ii) and otherwise in accordance with this Section 15, then the Indemnified Party shall have the right to assume the control and defense of and to settle such Third Party Claim (which settlement shall be subject to the approval of the Indemnifying Party, such approval not to be unreasonably withheld, conditioned or delayed). If the Indemnifying Party assumed the defense of such Third Party Claim, the Indemnified Party shall have the right to employ separate counsel and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the sole expense of the Indemnified Party unless (A) the employment of such counsel shall have been specifically authorized in writing by the Indemnifying Party or (B) the named parties to the Third Party Claim (including any impleaded parties) include both the Indemnified Party and the Indemnifying Party, and counsel to the Indemnified Party reasonably determines that representation by counsel to the Indemnifying Party of both the Indemnified Party and the Indemnifying Party may present such counsel with a conflict of interest.

(iii) If the Indemnifying Party assumes the defense of a Third Party Claim, the Indemnified Party shall, at the Indemnifying Party’s expense, cooperate with the Indemnifying Party to the fullest extent possible in regard to all matters relating to the Third Party Claim, including access to the books and records of the Indemnified Party, and, if necessary, providing the Indemnifying Party and its counsel with any powers of attorney or other documents required to permit the Indemnifying Party and its counsel to act on behalf of the Indemnified Party.

(iv) The Indemnifying Party shall not, without the Indemnified Party’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed), pay, settle or compromise a Third Party Claim unless such settlement (i) includes an unconditional written release of the Indemnified Party from all liability and obligations in respect of such Third Party Claim, (ii) does not subject the Indemnified Party to any equitable remedy or to any monetary Loss that will not be promptly paid by the Indemnifying Party or any consent order, decree or injunctive relief or other equitable remedy, and (iii) does not include a finding, statement or admission of fault, culpability or failure to act by the Indemnified Party.

(f) Limitations on Indemnification. Notwithstanding anything to the contrary in this Agreement (except in the case of any Fraud Claim or Member Claim, to which none of the limitations described in this Section 15(f) shall apply, and which shall be indemnified from the first Dollar and without limitation by the Cap):

(i) Except as otherwise provided in the first sentence of this Section 15(f), the Seller Parties shall not be required to indemnify any Buyer Indemnified Party for any Losses pursuant to Section 15(b) resulting from any breach or inaccuracy in any representation or warranty specified in Section 6 unless and until the aggregate amount of all such indemnifiable Losses resulting from any breach or inaccuracy in any representation or warranty specified in Section 6 sustained or incurred by the Buyer Indemnified Parties exceeds Fifty Thousand and No/100 Dollars ($50,000.00) (the “Threshold Amount”), and in such event, the Seller Parties shall indemnify all Buyer Indemnified Parties for all such Losses in excess of Twenty Five Thousand and No/100 Dollars ($25,000.00) the (“Deductible”).

(ii) Except as otherwise provided in the first sentence of this Section 15(f), the aggregate liability of the Seller Parties under Section 15(b) resulting from any breach or inaccuracy in any representation or warranty specified in Section 6 shall not exceed Two Million and No/100 Dollars ($2,000,000.00) (the “Cap”); provided, however, that the Cap limitation shall not apply to Losses sustained or incurred by any Buyer Indemnified Party based upon or with respect any breach or inaccuracy in any Core Representation.

(iii) Buyer shall not be required to indemnify any Seller Indemnified Party for any Losses pursuant to Section 15(c) resulting from any breach or inaccuracy in any representation or warranty specified in Section 7 unless and until the aggregate amount of all such indemnifiable Losses resulting from any breach or inaccuracy in any representation or warranty specified in Section 7 exceeds the Threshold Amount, and in such event, Buyer shall indemnify all such Seller Indemnified Parties for all such Losses in excess of the Deductible.

(iv) The aggregate liability of Buyer under Section 15(c) resulting from any breach or inaccuracy in any representation or warranty specified in Section 7 shall not exceed the Cap.

(v) The Seller Parties shall not be required to indemnify Buyer with respect to specific amounts actually deducted in the determination of Net Working Capital or the Adjustment Amount.

(g) Tax Indemnification.

(i) Booher and Seller, jointly and severally, shall be responsible for and pay, and shall save, defend, indemnify and hold harmless the Buyer Indemnified Parties from and against, (i) all Taxes with respect to the Units, the Company or the Business for any Tax year or Tax period or portion thereof ending on or before the Closing Date (such year or period or portion, a “Pre-Closing Tax Period”), (ii) any Pre-Closing Taxes, (iii) any Taxes of a Seller Party imposed on such Seller Party as a transferee or successor of any other Person by Contract or pursuant to any Law, (iv) any Taxes that may be due or payable or that become due and payable in connection with the sale of the Units or the consummation of the Transactions, (v) any Litigation or Loss of any kind or nature relating directly or indirectly to the Company being taxed as anything other than an S corporation within the meaning of Code Sections 1361 and 1362 beginning with the Company’s 1992 taxable year and at all times thereafter until the Effective Time; (vi) any Taxes arising under or in connection with any Company Plan in any period prior to Closing (whether or not such rights are exercised or become vested on, at or after Closing); and (vii) any breach of, or default of or under, any covenant, obligation or Liability of Seller or Booher under Section 13(e).

(ii) Buyer shall be responsible for and pay, and shall save, defend, indemnify and hold harmless the Seller Indemnified Parties from and against, all Taxes with respect to the Units, the Company or the Business for any Tax year or Tax period (or a portion thereof) beginning on or after the Closing Date.

(iii) In the event that any other provision of this Agreement conflicts with the provisions of this Section 15(g), the provisions of this Section 15(g) will govern the rights and obligations of the parties with respect to the Tax matters addressed in this Section 15(g).

(h) Character of Indemnity Payments. Except as otherwise required by applicable Law, the Parties shall treat any indemnification payment made hereunder as an adjustment to the Purchase Price for U.S. federal income Tax purposes.

(i) Sole Remedy and Waiver. Except in (i) any case involving fraud, (ii) the case of disputes relating to adjustments of the amount of the Adjustment Amount, Closing Debt or the Net WIP Adjustment pursuant to Section 3(d); or (iii) any case involving the pursuit of equitable remedies following a breach of this Agreement, including without limitation the enforcement of Section 26, the rights to indemnification under this Section 15 shall constitute the sole and exclusive right and remedy available to any party hereto with respect to this Agreement and the Transactions. Notwithstanding anything to the contrary in this Agreement, the rights and remedies of the parties under the Lease, the Noncompetition Agreement and the Employment Agreements, respectively, shall be governed by the terms set forth in such agreements. Notwithstanding anything contained in this Agreement to the contrary, no party hereto shall be directly liable to any other party hereto for indirect, special, punitive, exemplary or consequential loss or damage (including any loss of revenue or profit) arising out of this Agreement; provided, however, that the foregoing shall not be construed to preclude or limit in any way the recovery by an Indemnified Party in respect of, or the liability or obligation of an Indemnifying Party in respect of, (i) any Third Party Claims; (ii) fraud or any fraud based claim, the knowing or intentional breach of this Agreement, willful misconduct or gross negligence; or (iii) any breach or inaccuracy in any Core Representation.

16. Confidentiality. Buyer and the Seller Parties, respectively, each shall keep confidential the terms and conditions of this Agreement and any other documents or instruments executed in conjunction therewith (the “Confidential Information”) except as required by Law. If any party is required by Law to disclose any Confidential Information, the party required to disclose the Confidential Information will provide prompt notice of such requirement to the other parties.

17. Assignment; Benefit. No party hereto may assign its rights or delegate its obligations hereunder without the express written approval of the other parties hereto; provided, however, that Buyer may assign its rights and delegate its obligations under this Agreement to any successor to the Business or the Company without the necessity of consent or approval from any Seller Party. Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the successors and assigns of such party (but without any implied consent to any transfer or other action which violates the terms of this Agreement).

18. Changes Must Be In Writing. No provision of this Agreement may be changed, waived, discharged or terminated orally, by telephone or by any other means except by an instrument in writing signed by the party against whom enforcement of the change, waiver, discharge or termination is sought and then the same shall be effective only in the specific instance for which it is given.

19. Governing Law. This Agreement shall be governed by and construed in accordance with the domestic Laws of the State of Indiana without giving effect to any choice or conflict of law provision or rule (whether of the State of Indiana or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Indiana.

20. Court Proceedings.

(a) Venue. Any action or proceeding permitted by the terms of this Agreement to be filed in a court, which the action or proceeding is brought to enforce, challenge or construe the terms or making of this Agreement or any of the Ancillary Agreements, and any claims arising out of or related to this Agreement or any of the Ancillary Agreements, shall be exclusively brought and litigated exclusively in a state or federal court having subject matter jurisdiction and located in Indianapolis, Indiana. For purpose of any action or proceeding instituted with respect to any claim arising out of or related to this Agreement or any of the Ancillary Agreements, each party hereby irrevocably submits to the exclusive jurisdiction of the state or federal courts having subject matter jurisdiction and located in Indianapolis, Indiana. Each party hereby irrevocably waives any objection or defense which it may now or hereafter have of improper venue, forum non conveniens or lack of personal jurisdiction.

(b) Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, AND (C) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 20(b).

21. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall constitute an original, but all of which together shall constitute one and the same instrument.

22. Notices. All notices, payments, requests, demands and other communications provided for hereunder shall be in writing and either mailed by certified or registered mail, delivered by hand or guaranteed overnight delivery or by facsimile transmission to the applicable party, addressed as follows:

To the Seller Parties:	Steve Booher 5865 W. Carr Hill Rd. Columbus, IN 47201
With a copy to:
Ice Miller LLP One American Square Suite 2900 Indianapolis, IN 46282 Attn: Steven K. Humke, Esq. Facsimile: 317.592.4675
To Buyer:	Lionbridge Technologies, Inc. 1050 Winter Street, Suite 2300 Waltham, Massachusetts 02451 Attn: Rory J. Cowan, President Facsimile: 781.890.3799
With a copy to:
Lionbridge Technologies, Inc. 1050 Winter Street, Suite 2300 Waltham, Massachusetts 02451 Attn: Peggy Shukur, Esq., General Counsel Facsimile: 781.434.6057
and with a copy to:
Bose McKinney & Evans LLP 111 Monument Circle

Suite 2700

Indianapolis, Indiana 46204

Attn: John A. Millspaugh, Esq.

Facsimile: 317.223.0114

or, as to each party, at such other address as shall be designated by such party in a written notice to the other party complying as to delivery with the terms of this Section 22. All such notices, payments, requests, demands and other communications shall, when mailed or delivered, be effective when received at the address as aforesaid.

23. Severability. If any provision of this Agreement shall be held invalid, illegal or unenforceable in any jurisdiction, such provision shall be ineffective to the extent of such invalidity, illegality or unenforceability, the validity, legality or enforceability of the other provisions hereof shall not be affected thereby, and there shall be deemed substituted for the provision at issue a valid and enforceable provision as similar as possible to the provision at issue, all without affecting the validity, legality or enforceability of such provision in any other jurisdictions.

24. Merger. This Agreement, the Ancillary Agreements and the other documents, instruments and certificates executed or delivered in connection herewith embody the entire agreement and understanding between the Seller Parties and Buyer as to the Transactions, and supersede all prior agreements and understandings, oral or written, between or among them, relating to the subject matter hereof and thereof.

25. Schedules and Exhibits. Each Schedule and Exhibit referred to in this Agreement is attached hereto and is hereby incorporated by reference and made a part hereof as if fully set forth herein.

26. Specific Performance. Each of the parties acknowledges and agrees that the subject matter of this Agreement is unique, that the other parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached, and that the remedies at Law would not be adequate to compensate such other parties not in default or breach. Accordingly, each of the parties agrees that the other parties will be entitled to an injunction, specific performance or other equitable remedies to prevent breaches of this Agreement, in each case in addition to any other remedy to which they may be entitled, at law or in equity. The parties waive any defense that a remedy at Law is adequate and any requirement to post a bond or provide similar security in connection with actions instituted for equitable remedies under or related to this Agreement.

27. No Third Party Beneficiaries. Nothing expressed or referred to in this Agreement confers any rights or remedies upon any Person that is not a party or permitted assign of a party to this Agreement.

28. Fees and Expenses. Except as otherwise specified in Section 15(b) or Section 15(c), all fees and expenses incurred in connection with this Agreement and the Transactions contemplated hereby shall be paid by the party incurring such fees and expenses, whether or not the Transactions contemplated by this Agreement are consummated.

29. Disclosure Schedules. Nothing in the Schedules to Section 6 or Section 7 is deemed adequate to disclose an exception to a representation or warranty made in this Agreement unless the Schedule identifies the exception with particularity and describes the relevant facts in detail. Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item is not deemed adequate to disclose an exception to a representation or warranty unless the representation or warranty relates solely to the existence of the document or other item itself or the document or other item fully describes or communicates the exception on its face. The Schedules relate only to the representations and warranties in the Section of this Agreement to which they correspond and not to any other representation or warranty in this Agreement except where the relevance to another representation or warranty is reasonably apparent on the face of the statement in the Schedule.

30. Construction. The parties and their respective counsel have participated jointly in the negotiation and drafting of this Agreement. In addition, each of the parties acknowledges that it is sophisticated and has been advised by experienced counsel and, to the extent it deemed necessary, other advisors in connection with the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. The parties intend that each representation, warranty and agreement contained in this Agreement will have independent significance. If any party has breached any representation, warranty or agreement in any respect, the fact that there exists another representation, warranty or agreement relating to the same subject matter (regardless of the relative levels of specificity) that the party has not breached will not detract from or mitigate the fact that the party is in breach of the first representation, warranty or agreement. Any reference to any Law will be deemed to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The headings preceding the text of Sections included in this Agreement and the headings to the Schedules and Exhibits are for convenience only and are not be deemed part of this Agreement or given effect in interpreting this Agreement. References to Sections, Schedules or Exhibits are to the Sections, Schedules and Exhibits contained in, referred to or attached to this Agreement, unless otherwise specified. The word “including” means “including without limitation.” The use of the masculine, feminine or neuter gender or the singular or plural form of words will not limit any provisions of this Agreement. A statement that an item is listed, disclosed or described means that it is correctly listed, disclosed or described, and a statement that a copy of an item has been delivered means a true and correct copy of the writing has been delivered.

31. Time of the Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

[Remainder of Page Intentionally Blank]

2128665v14

IN WITNESS WHEREOF, this Agreement has been executed as of the day and year first above written.

Lionbridge Technologies, Inc.	Steven R. Booher, in his capacity as the
(“Buyer”)	Trustee of that certain Steven R. Booher
By /s/ Rory J. Cowan	Declaration of Trust dated May 25, 2011
Printed: Rory J. Cowan Title: Chief Executive Officer	(“Seller”) /s/ Steven R. Booher
Steven R. Booher (“Booher”) /s/ Steven R. Booher

[Signature Page of Unit Purchase Agreement]

EXHIBIT A

Definitions

“Affiliate” means, with respect to any Person, any other Person that currently or in the future is directly or indirectly controlled by, under common control with, or that controls such first Person. For the avoidance of doubt, any such Person shall cease to be an “Affiliate” of such party under this Agreement when such Person is no longer directly or indirectly controlled by, under common control with, or controlling such Party. For purposes of this definition, “controls,” “control” and “controlling” mean the direct or indirect ownership or control (whether through contract or otherwise) of voting securities entitled to more than fifty percent (50%) of the vote for the election of directors in the case of corporate entities and in the case of non-corporate entities, more than fifty percent (50%) of the equity interest with the power to direct management policies, or the direct or indirect power to direct or cause the direction of the management or policies of a Person.

“Ancillary Agreements” means the Note, the Noncompetition Agreement, the Employment Agreements, the Business Protection Agreements and the Lease.

“Arbitrating Firm” means Katz, Sapper & Miller.

“Auditors” means Alerding & Co., LLC.

“Bankruptcy Code” means the United States Bankruptcy Code, 11 U.S.C. §101 et seq., as amended.

“Booher” has the meaning set forth in the Preamble.

“Booher Distribution” means a distribution to Booher in the amount of Twenty Thousand Dollars ($20,000), and cancellation of that certain loan from the Company to Booher in the amount of One Million Three Hundred Eighty Three Thousand Nine Hundred Thirty Six Dollars and no/cents ($1,383,936.00), and the distribution to Booher of that certain Dodge 2500 identified by VIN: 3D7K528C95G711931 from the Company and the transfer of title for such vehicle to Booher.

“Business Day” means each Monday, Tuesday, Wednesday, Thursday and Friday that is not a day on which banking institutions in Waltham, Massachusetts are authorized or obligated by Law or Governmental Order to close.

“Buyer” has the meaning set forth in the Preamble.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act” of 1980, 42 U.S.C. Section § 9601 et seq., as amended.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Debt” means the debts, liabilities and obligations of the Company required by GAAP to be reflected on a Company balance sheet, but excluding (i) all current liabilities included in the calculation of Net Working Capital and (ii) any debts paid by a Seller Party with the proceeds from the sale of the Units.

“Consent” means any authorization, consent, approval, filing, waiver, exemption or other action by or notice to any Person.

“Contract” means a contract, agreement, commitment or binding understanding (other than a contract, agreement, commitment or binding understanding that constitutes a Plan), whether oral or written, that is in effect as of the date of this Agreement or any time after the date of this Agreement.

“Core Representation” means any of the representations and warranties specified in Section 6(a) (Title to Units), Section 6(e) (Ownership; No Subsidiaries), Section 6(h) (Title), Section 6(l) (Employee Benefits Matters), Section 6(n) (Tax Returns and Payments) and Section 6(o) (Litigation).

“Encumbrance” means any charge, claim, community property interest, condition, equitable interest, lien, option, pledge, security interest, right of first refusal or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“Environmental Laws” means any applicable Laws, Governmental Orders or Governmental Authorities that pertain to the protection of the environment, protection of public health and safety, or protection of worker health and safety, or that pertain to the handling, use, manufacturing, processing, storage, treatment, transportation, discharge, release, emission, disposal, re-use, recycling, or other contact or involvement with Hazardous Materials, including, without limitation, CERCLA and RCRA.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations thereunder.

“Expected Working Capital” means One Million Nine Hundred Two Thousand Seven Hundred Sixty-Four and No/100 Dollars ($1,902,764.00).

“Final Adjustment Amount” shall mean the final Adjustment Amount agreed to by the parties or determined by the Arbitrating Firm, as the case may be.

“FMLA” means the Family and Medical Leave Act of 1993, 29 U.S.C. § 2601, et. seq.

“FCPA” means the Foreign Corrupt Practice Act, 15 U.S.C. § 78dd-1 et. seq.

“GAAP” means United States generally accepted accounting principles, as in effect on the date of this Agreement.

“Governmental Authorization” means any approval, consent, license, permit, waiver, registration or other authorization issued, granted, given, made available or otherwise required by any Governmental Entity or pursuant to Law.

“Governmental Entity” means any federal, state, local, foreign, international or multinational entity or authority exercising executive, legislative, judicial, regulatory, administrative or taxing functions of or pertaining to government.

“Governmental Order” means any judgment, injunction, writ, order, ruling, award or decree by any Governmental Entity or arbitrator.

“Hazardous Materials” means any material, chemical, compound, substance, mixture, or by-product that is identified, defined, designated, listed, restricted or otherwise regulated under Environmental Laws (defined above) as a “hazardous constituent,” “hazardous substance,” “hazardous material,” “acutely hazardous material,” “extremely hazardous material,” “hazardous waste,” “hazardous waste constituent,” “acutely hazardous waste,” “extremely hazardous waste,” “infectious waste,” “medical waste,” “biomedical waste,” “pollutant,” “toxic pollutant,” or “contaminant,” or any other formulation or terminology intended to classify or identify substances, constituents, materials or wastes by reason of properties that are deleterious to the environment, natural resources, worker health and safety or public health and safety, including, without limitation, ignitability, corrosivity, reactivity, carcinogenicity, toxicity and reproductive toxicity. The term “Hazardous Materials” includes, without limitation, any “hazardous substances” as defined, listed, designated or regulated under CERCLA, any “hazardous wastes” or “solid wastes” as defined, listed, designated or regulated under RCRA, any asbestos or asbestos-containing materials, any polychlorinated biphenyls, and any petroleum or hydrocarbonic substance, fraction, distillate, or by-product.

“Headquarters Facility” means the Company’s leased real property and office facility located at 1917 McKinley Avenue, Columbus, Indiana.

“Intellectual Property Rights” means (i) rights in patents, patent applications and patentable subject matter, whether or not the subject of an application, (ii) rights in trademarks, service marks, trade names, trade dress and other designators of origin, registered or unregistered, (iii) rights in copyrightable subject matter or protectable designs, registered or unregistered, (iv) trade secrets, (v) rights in Internet domain names, uniform resource locators and e-mail addresses, (vi) rights in semiconductor topographies (mask works), registered or unregistered, (vii) know-how, (viii) rights in Software, (xix) rights in user accounts, user names, monikers and equivalent identifiers on social networking or industry websites; and (x) all other intellectual and industrial property rights of every kind and nature and however designated, whether arising by operation of law, Contract, license or otherwise.

“International Trade Law” means any Law relating to import or export controls or licensing, embargoes, duties, tariffs, customs, trade sanctions, or other Laws governing international trade or commerce.

“IRS” means the United States Internal Revenue Service.

“Key Employees” means Ed Claypool, Steve Cuba, Mike Schmidt, Brenda Sullivan and Mike Gaines.

“Knowledge” or “knowledge” means the actual knowledge of the Person(s) referenced or what such Person(s) should have known after reasonable inquiry and investigation, and, in the case of references to the “Seller Parties’ Knowledge,” the actual knowledge of Seller, Booher or Vandenbark or what such Persons should have known after reasonable inquiry and investigation.

“Law” means any constitution, law, ordinance, principle of common law, regulation, statute or treaty of any Governmental Entity, including International Trade Law.

“Lessor” means Booher Properties, LLC.

“Licensed-In Intellectual Property Rights” means Third-Party Intellectual Property Rights used or held for use by the Company or any Acquired Subsidiary with the permission of the owner.

“Litigation” means any claim, action, arbitration, mediation, audit, hearing, investigation, proceeding, litigation or suit (whether civil, criminal, administrative, investigative or informal) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Entity or arbitrator or mediator.

“Loss” means any Litigation, Governmental Order, complaint, claim, demand, damage, deficiency, penalty, fine, cost, amount paid in settlement, liability, obligation, Tax, Encumbrance, loss, expense or fee, including court costs and attorneys’ fees and expenses.

“Material Adverse Effect” means any change, effect, event or condition, individually or in the aggregate, that has had, or, with the passage of time, would reasonably be expected to have, a material and adverse effect on the business, assets, properties, condition (financial or otherwise), results of operations or customer, supplier or employee relationships of the Company; provided, however, that none of the following shall be deemed to constitute, and none of the following shall be taken into account in determining whether there has been, a Material Adverse Effect: (a) any adverse change, event, development or effect arising from or relating to (i) general business or economic conditions, including such conditions related to the business of the Company, (ii) national or international political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war or the occurrence of any military or terrorist attack upon the United States, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, (iii) changes in United States GAAP, (iv) changes in law, rules, regulations, orders, or other binding directives issued by any governmental entity, (v) the taking of any action contemplated by this Agreement and the other agreements contemplated hereby, (vi) any “act of God,” including, but not limited to, weather, natural disasters and earthquakes, or (vii) changes resulting from the announcement of the execution of this Agreement or the transactions contemplated hereunder; and (b) any adverse change in effect on, or development with respect to, the business of the Company which is cured by the Company prior to the Closing Date.

“Member Claim” means any Litigation, claim or action by any current or former holder of securities of the Company or any Person that is or was at any time party to any Contract, grant, option or other right (whether exercisable or contingent) to acquire or receive any Unit or other security of the Company (other than Seller) that is pending, threatened or alleged against any Seller Party, the Company or any of their respective Affiliates, the basis for which relates to, arose or occurred at any time before the Effective Time.

“Net Working Capital” means the excess of current assets over current liabilities of the Company, with all expenses of the Seller Parties or the Company paid or accrued by the Company in connection with the Transactions in excess of Twenty Five Thousand and No/100 Dollars ($25,000.00) being counted as current liabilities in any such calculation of Net Working Capital pursuant to the Agreement. The Tail Payment shall be excluded from the current liabilities of the Company for purposes of calculating the Net Working Capital.

“NLRA” means the National Labor Relations Act, 29 U.S.C. § 151 et. seq.

“Ordinary Course of Business” means the ordinary course of business of the Company consistent with past custom and practice (including with respect to quantity and frequency).

“Organizational Documents” means (i) the articles or certificate of incorporation and the bylaws of a corporation, (ii) the partnership agreement and any statement of partnership of a general partnership, (iii) the limited partnership agreement and the certificate of limited partnership of a limited partnership, (iv) the operating agreement or limited liability company agreement and articles or certificate of formation of a limited liability company, (v) any charter or similar document adopted or filed in connection with the creation, formation or organization of a Person and (vi) any amendment to any of the foregoing.

“Open Source Software” means computer programs (including the Software) subject to the GNU General Public License (GPL), the LGPL and other similar licensing regimes commonly called “open source”, including those identified at www.opensource.org.

“Owned Intellectual Property Rights” means Intellectual Property Rights owned by the Company or any Acquired Subsidiary.

“Permitted Encumbrances” means (i) statutory liens for current Taxes, assessments or other governmental charges not yet delinquent or the amount or validity of which is being contested in good faith by appropriate proceedings, provided an appropriate reserve has been established therefor in the latest Company Financial Statements in accordance with GAAP; (ii) mechanic’s, carriers’, workers’, and repairers’ liens arising or incurred in the Ordinary Course of Business that are not material to the business, operations and financial condition of the real property owned or utilized by the Company or any Acquired Subsidiary; (iii) restrictions on the transfer of equity interests arising under or required to comply with federal and state securities laws; and (iv) Encumbrances arising by operation of Law in connection with worker’s compensation, unemployment insurance, old age pensions and social security benefits which are not overdue.

“Person” means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, Governmental Entity or other entity.

“Plan” means every plan, fund, contract, program and arrangement (whether written or not) for the benefit of present or former employees, including those intended to provide (i) medical, surgical, health care, hospitalization, dental, vision, workers’ compensation, life insurance, death, disability, legal services, severance, sickness or accident benefits (whether or not defined in Section 3(1) of ERISA), (ii) pension, profit sharing, stock bonus, retirement, supplemental retirement or deferred compensation benefits (whether or not Tax qualified and whether or not defined in Section 3(2) of ERISA) or (iii) salary continuation, unemployment, supplemental unemployment, severance, termination pay, change-in-control, vacation or holiday benefits (whether or not defined in Section 3(3) of ERISA), (w) that is maintained or contributed to by the Company, (x) that the Company has committed to implement, establish, adopt or contribute to in the future, (y) for which the Company is or may be financially liable as a result of the direct sponsor’s affiliation with the Company or any owner of the Company (whether or not such affiliation exists at the date of this Agreement and notwithstanding that the Plan is not maintained by the Company for the benefit of its employees or former employees) or (z) for or with respect to which the Company is or may become liable under any common law successor doctrine, express successor liability provisions of Law, provisions of a collective bargaining agreement, labor or employment Law or agreement with a predecessor employer.

“Pre-Closing Taxes” means any Tax or portion of a Tax incurred in or attributable to any period or portion of a period ending on or before the Closing Date. Where Taxes involve a taxable period or portion thereof beginning on or before the Closing Date but ending after the Closing Date, such Pre-Closing Taxes shall be calculated as though the taxable year of Seller terminated as of the close of business on the Closing Date; provided, however, that, in the case of a Tax not based on income, receipts, proceeds, profits or similar items, Pre-Closing Taxes shall be equal to the amount of Tax for the Tax period multiplied by a fraction, the numerator of which shall be the number of days from the beginning of the Tax period through the Closing Date and the denominator of which shall be the total number of days in the Tax period.

“Preliminary Adjustment Amount” means the Adjustment Amount determined by reference to the Preliminary Closing Date Balance Sheet delivered by Seller to Buyer in accordance with Section 3(c).

“RCRA” means the Resource Conservation and Recovery Act, 42 U.S.C. § 6901, et seq.

“Registered Intellectual Property Rights” means Intellectual Property Rights that are the subject of a pending application or an issued patent, trademark, copyright, design right, domain name, social networking or industry website user accounts, user names, monikers or other similar registration formalizing exclusive rights.

“Remedies Exception,” when used with respect to any Person, means performance of such Person’s obligations except to the extent enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting the enforcement of creditors’ rights generally and by general equitable principles.

“Returns” means all returns, declarations, reports, estimates, information returns and statements pertaining to any Taxes.

“Revised Adjustment Amount” means the Adjustment Amount determined by reference to the Revised Closing Date Balance Sheet delivered by Buyer to Seller in accordance with Section 3(d)(i).

“SEC” means the United States Securities and Exchange Commission.

“Seller” has the meaning set forth in the Preamble.

“Seller Parties” has the meaning set forth in the Preamble.

“Software” means computer programs or data in computerized form, whether in object code, source code or other form.

“Subsidiary” means any Person in which any ownership interest is owned, directly or indirectly, by another Person.

“Tax Affiliate” means the Company and any other Person that is or was a member of an affiliated, combined or unitary group of which the Company is or was a member.

“Taxes” means all taxes, charges, fees, levies or other assessments, including all net income, gross income, gross receipts, sales, use, ad valorem, value-added, transfer, franchise, profits, license, withholding, payroll, employment, social security, unemployment, excise, estimated, severance, stamp, occupation, property or other taxes, customs duties, fees, assessments or charges of any kind whatsoever, including all interest and penalties thereon, and additions to tax or additional amounts imposed by any Governmental Entity upon the Company or any Tax Affiliate.

“Third-Party Intellectual Property Rights” means Intellectual Property Rights in which a Person other than the Company has any ownership interest (including any Seller Party).

“Transactions” means the sale and purchase of the Units and the other actions and transactions contemplated in this Agreement and the Ancillary Agreements.

“Treasury Regulations” means the rules and regulations under the Code.

“UK Bribery Act” means the Bribery Act 2010 of the United Kingdom.

*****

The following terms not defined above are defined in the sections indicated below:

Definition	Defined
Adjustment Amount
Agreement
Booher
Booher’s Documents
Business
Business Protection Agreement
Buyer
Buyer Indemnified Parties
Buyer Indemnified Party
Buyer’s Documents
Cap
Certification of Trust
Closing
Closing Date
Closing Date WIP Schedule
Closing Payment
Collection Period
Company
Company Contracts
Company Facilities
Company Financial Statements
Company Plan
Company Plans
Confidential Information
DOL
Deductible
Effective Time
Employment
First Financial
First Financial Payoff Letter
Fraud Claim
Indemnified Party
Indemnifying Party
Inventory
Lease
Leased Real Property
Mid-Range
Mutual Release and Waiver
Net Arbitrated Purchase Price Adjustment
Net WIP Adjustment
Noncompetition Agreement
Note
Off-the-Shelf Software
Outstanding A/R
PBGC
Pre-Closing Tax Period
Pre-Closing WIP
Preliminary Closing Date Balance Sheet
Purchase Price
Real Property Lease
Revised Closing Date Balance Sheet
Schedules
Seller
Seller Parties
Seller Party Preamble
Seller Indemnified Parties
Seller Indemnified Party
Seller’s Documents
S Short Year
S Tax Returns
Straddle Period
Tail Payment
Tail Policy
Third Party Claim
Threshold Amount
Trust Instrument
Unit
Units
Vandenbark
WIP
WIP Determination Period
3(b)
Preamble
Preamble
6(b)(iii)
Preamble
11(f)
Preamble
15(b)
15(b)
7(b)
15(f)(ii)
11(r)
10
10
4(a)
3(a)(i)
13(d)
Preamble
6(g)(1)
6(s)
6(t)
6(l)(i)
6(l)(i)
16
6(l)(iii)
15(f)(i)
10
8(h)
8(f)
8(f)
15(a)(ii)
15(d)(i)
15(d)(i)
6(q)(i)
11(j)
6(y)(viii)
3(d)(iii)
12(i)
3(d)(iii)
4(g)
11(g)
3(a)(ii)
6(p)(i)
3(d)(i)
6(l)(iii)
15(g)(i)
4(a)
3(c)
3(a)
6(y)(i)
3(d)
29
Preamble
Preamble
Preamble
15(c)
15(c)
6(b)(i)
13(e)(i)
13(e)(i)
12(e)(ii)
13(f)
13(m)
15(e)(i)
15(f)(i)
6(b)(i)
Preamble
Preamble
8(h)
4(a)
4(b)

TABLE OF SCHEDULES

Schedule 3(c)
Schedule 6(d)
Schedule 6(f)
Schedule 6(g)(i)
Schedule 6(i)
Schedule 6(k)(ii)
Schedule 6(k)(iii)
Schedule 6(l)
Schedule 6(o)
Schedule 6(p)(i)-A
Schedule 6(p)(i)-B
Schedule 6(p)(vi)
Schedule 6(r)
Schedule 6(w)
Schedule 6(w)(xxii)
Schedule 6(x)
Schedule 6(y)
Schedule 6(z)(ii)
Schedule 6(z)(ii)
Procedures and Methodologies for Financial Statements
Foreign Qualifications
Required Consents
Contracts
Governmental Authorizations
Workers’ Compensation Claim
Employee and Independent Contractor Information
Employee Benefit Plans
Litigation
Owned Intellectual Property Rights
Contracts Related to Licensed-In Intellectual Property Rights
Material Software
Customers and Suppliers
Material Adverse Developments
Confidentiality Agreements
Claims & Warranties
Real Property
Insurance
Loss Experience